Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

MGP BREIT VENTURE 1 LLC

a Delaware limited liability company

Dated as of February 14, 2020

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS AGREEMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION AS PROVIDED IN THOSE STATUTES. THE SALE, ASSIGNMENT, TRANSFER, EXCHANGE, MORTGAGE, PLEDGE OR OTHER DISPOSITION OF ANY LIMITED LIABILITY COMPANY INTEREST IS RESTRICTED IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT, AND THE EFFECTIVENESS OF ANY SUCH SALE OR OTHER DISPOSITION MAY BE CONDITIONED UPON, AMONG OTHER THINGS, RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS. BY ACQUIRING THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS AGREEMENT, EACH MEMBER REPRESENTS THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF ITS LIMITED LIABILITY COMPANY INTERESTS WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID STATUTES AND RULES AND REGULATIONS THEREUNDER AND THE TERMS AND PROVISIONS OF THIS AGREEMENT.

(i)

(ii)

Exhibit A	Members, Initial Capital Contributions and Percentage Interests
Exhibit B	REOC Letter
Exhibit C	Interest ROFO Sale Documents
Exhibit D	Anti-Corruption Representation

Schedule 1	Initial Financing; Permitted Carveout Guaranty
Schedule 2	MGP Competitor

(iii)

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

MGP BREIT VENTURE 1 LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of MGP BREIT Venture 1 LLC, a Delaware limited liability company (the “Company”) is made and entered into as of February 14, 2020 (the “Effective Date”), by and between MGP JV Investco 1 LLC, a Delaware limited liability company (the “MGP Entity”), and BCORE Windmill Parent LLC, a Delaware limited liability company (the “Sponsor Entity”). Capitalized terms used herein are defined in Article II hereof or as elsewhere provided herein.

RECITALS

A.    The Company has been formed by the MGP Entity as a limited liability company under the Act for purposes of acquiring, owning, financing, leasing, maintaining, operating and otherwise dealing with the Properties (which may be through Subsidiaries of the Company, if elected by the Managing Member (subject to Section 1.2 below)). The Company was formed by filing the Certificate with the Secretary of State of the State of Delaware under and pursuant to the provisions of the Act and is currently operated in accordance with that certain Limited Liability Company Agreement dated as of January 17, 2020 (the “Existing Operating Agreement”).

B.    The MGP Entity desires to admit the Sponsor Entity as a Member of the Company, and the Members desire to enter into this Agreement to amend and restate the Existing Operating Agreement in its entirety for purposes of setting forth their respective rights and obligations with respect to the Company and each other.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree to amend and restate the Existing Operating Agreement in its entirety to read as follows:

ARTICLE 1

ORGANIZATIONAL MATTERS

1.1    Formation and Continuation; Filings.

1.1.1    The Company was formed under and pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del.C. § 18-101, et seq. (as amended from time to time, the “Act”) and on the terms and conditions set forth in the Certificate as filed with the

Secretary of State of the State of Delaware. The rights and liabilities of the Members of the Company shall be as provided in the Act, the Certificate and this Agreement. In the event of any inconsistency between any terms and conditions contained in this Agreement, the Certificate and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern and override the provisions of the Certificate and the Act. Each of the Members is admitted to the Company as a member of the Company upon its execution of this Agreement.

1.1.2    The fact that the Certificate is on file in the office of the Secretary of State shall constitute notice that the Company is a limited liability company pursuant to Section 18-207 of the Act.

1.1.3    The Certificate may be amended or restated by the Managing Member as provided in the Act as deemed necessary or desirable by the Managing Member; provided that, the Certificate may not be amended or restated without the written consent of any other Member that would be materially adversely affected thereby.

1.1.4    Andrew Hagopian III, as an “authorized person” within the meaning of the Act, executed, delivered and filed the Certificate of the Company with the Secretary of State of the State of Delaware, which filing is hereby approved and ratified. Effective as of the Effective Date, her powers as an “authorized person” shall cease, and the Managing Member shall become (and thereafter shall continue as) the designated “authorized person” within the meaning of the Act. To the extent not inconsistent with this Agreement, the Managing Member may execute on behalf of the Company, and file and record (or cause to be filed and recorded) and publish, if required by applicable laws, such other and further certificates, statements or other instruments as may be necessary or desirable under the laws of the State of Delaware or the state in which any of the Company Assets are located in connection with the formation and continuation of the Company and the commencement and carrying on of its business. Subject to the terms and conditions of this Agreement, the Managing Member may also cause to be made, on behalf of the Company, such additional filings and recordings as the Managing Member reasonably shall deem necessary, customary, convenient or advisable.

1.2    Name. The name of the Company shall be MGP BREIT Venture 1 LLC. The Company may also conduct business through Subsidiaries of the Company or at the same time under one or more fictitious names if the Managing Member determines that such is necessary or advisable. The Managing Member may change the name of the Company, from time to time, in accordance with applicable law.

1.3    Principal Place of Business; Other Places of Business. The principal place of business of the Company is located at 1980 Festival Plaza Drive, Suite 750, Las Vegas, Nevada, 89135, or such other place within or outside the State of Delaware as the Managing Member may from time to time designate. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Managing Member deems necessary or advisable. The Managing Member shall provide written notice to the other Members of any change of the principal place of business of the Company.

1.4    Business Purpose . The purpose and business of the Company is to directly, or indirectly through Subsidiaries, acquire, invest in, own, manage, operate, maintain, repair,

redevelop, renovate, construct, improve, assign, transfer, lease, finance, mortgage, pledge, sell, dispose and otherwise deal with the Properties or any portion thereof, related property and any other Company Assets acquired by the Company in accordance with the terms hereof, and to own the interests in all of the Subsidiaries of the Company, and to provide any services related thereto and to perform all other activities necessary, customary, convenient or incidental to the furtherance of the foregoing (collectively, the “Business”).

1.5    Powers. In furtherance of its Business, but subject to all of the provisions of this Agreement, the Company shall, have and may exercise, all of the powers and rights that can be conferred upon limited liability companies formed pursuant to the Act, and may also engage in such other lawful business purposes or activity in which a limited liability company may be engaged under applicable law (including, without limitation, the Act) and enter into any agreement or other undertaking, in each case, which the Managing Member deems reasonably necessary, customary, convenient or advisable in connection with or incidental to the furtherance of the Business.

1.6    Designated Agent for Service of Process. So long as required by the Act, the Company shall continuously maintain a registered office and a registered agent for service of process on the Company in the State of Delaware. As of the Effective Date, the address of the registered office and the registered agent for service of process of the Company in the State of Delaware shall be as specified in the Certificate or as otherwise designated by the Managing Member. The Company may also from time to time maintain a registered office and a registered agent for service of process on the Company in any other state or jurisdiction as the Managing Member determines necessary or advisable.

1.7    Term. The term of the Company commenced on the filing of the Certificate with the Secretary of State of the State of Delaware, and shall continue until the Company is dissolved in accordance with the terms of this Agreement. Notwithstanding the dissolution of the Company, the existence of the Company shall continue as a separate legal entity until termination pursuant to this Agreement.

1.8    Foreign Qualification. The Company shall be qualified or registered under foreign limited liability company statutes, or assumed or fictitious name statutes or similar laws, in any jurisdiction in which the Company owns property or transacts business to the extent, in the judgment of the Managing Member, such qualification or registration is necessary or advisable in order to protect the limited liability of the Members or to permit the Company lawfully to own property or transact business. Each Person designated by the Managing Member as an authorized person within the meaning of Section 18-204(a) of the Act shall have the power and authority to execute, file and publish any certificates, notices, statements or other documents (and any amendments and/or restatements thereof) necessary to permit the Company to conduct business as a limited liability company in each jurisdiction where the Company elects to do business. At the request of the Managing Member, each Member shall execute and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, register, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may reasonably be expected to conduct business; provided that no Member shall be required to file any general consent to service of process or to qualify as a foreign corporation, limited liability company, partnership or other entity in any jurisdiction in which it is not already so qualified.

ARTICLE 2

DEFINITIONS

2.1    Definitions. Capitalized words and phrases used and not otherwise defined in this Agreement shall have the following meanings:

“Acquiring Member” is defined in Section 7.2(a).

“Act” is defined in the Section 1.1.1.

“Additional Capital Contributions” means Capital Contributions other than the Initial Capital Contributions.

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(a)    Add to such Capital Account the following items:

(i)    The amount, if any, that such Member is obligated to contribute to the Company within ninety (90) days after liquidation of such Member’s Interest; and

(ii)    The amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)    Subtract from such Capital Account such Member’s share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account.

“Affiliate” (including the correlative meaning of the term “Affiliated”) means, with reference to a specified Person, any Person which, directly or indirectly (including through one or more intermediaries), Controls or is Controlled by or is under common Control with any other Person, including any Subsidiary of a Person, provided however, that in no event shall the Company or any of its Subsidiaries be considered an Affiliate of any Member and that in no event shall any Member or its Controlled Affiliates be considered an Affiliate of the Company or any of its Subsidiaries.

“Aggregate Sale” is defined in Section 6.12.1.

“Agreement” is defined in the Preamble.

“Asset Disposition” is defined in Section 6.12.1.

“Asset Disposition CC Allocation” is defined in Section 6.12.

“Asset Disposition PP Adjustments” is defined in Section 6.12.

“Asset Potential Purchasers” is defined in Section 6.12.1.

“Asset Responding Member” is defined in Section 6.12.1.

“Asset ROFO” is defined in Section 6.12.1.

“Asset ROFO Closing” is defined in Section 6.12.3.

“Asset ROFO Closing Date” is defined in Section 6.12.3.

“Asset ROFO Down Payment” is defined in Section 6.12.2.

“Asset ROFO Election Notice” is defined in Section 6.12.1.

“Asset ROFO Escrow Agent” is defined in Section 6.12.2.

“Asset ROFO Gross Valuation” is defined in Section 6.12.1.

“Asset ROFO Notice” is defined in Section 6.12.1.

“Asset ROFO Offer Period” is defined in Section 6.12.1.

“Asset ROFO Purchase Agreement” is defined in Section 6.12.4.

“Asset ROFO Purchase Price” means the amount the Triggering Member would have received if (x) the Offered Assets had been sold at the Asset ROFO Gross Valuation, (y) all of the liabilities of the Company and its Subsidiaries related thereto (including, without limitation, all Credit Arrangements) had been paid, and (z) the remaining net proceeds had been distributed to the Members in accordance with this Agreement, including the repayment of any Optional Loans in accordance with the terms of this Agreement. If the applicable Asset ROFO Notice included a determination that the Credit Arrangement secured by the Offered Assets would be repaid by the Company in connection with the sale of the Offered Assets, then the liabilities of the Company and its Subsidiaries shall be deemed to include any prepayment, defeasance or other similar costs that would have been incurred in connection with such repayment but if the applicable Asset ROFO Notice included a determination that the Credit Arrangement secured by the Offered Assets would be assumed by the purchaser, any such prepayment, defeasance or other similar costs, shall be excluded from the calculation of the liabilities of the Company and its Subsidiaries.

“Asset ROFO Rejection Notice” is defined in Section 6.12.1.

“Assignee” means any Person: (a) to whom a Member (or Assignee thereof) Transfers all or part of its direct Interest in accordance with the terms of this Agreement, and (b) that has not been admitted to the Company as a Substitute Member pursuant to Section 7.5.

“Bad Act” is defined in Section 6.8.1.

“Bankruptcy” means, with respect to a Person, the occurrence of: (1) an assignment by the Person for the benefit of creditors; (2) the filing by the Person of a voluntary petition in bankruptcy; (3) the entry of a judgment by any court that the Person is bankrupt or insolvent, or the entry against the Person of an order for relief in any bankruptcy or insolvency proceeding; (4) the filing of a petition or answer by the Person seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (5) the filing by the Person of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding for reorganization or of a similar nature; (6) the consent or acquiescence of the Person to the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties; or (7) any other event that would cause, if not for the provisions of this Agreement, the Person to cease to be a member of a limited liability company under the Act.

“BBA Share” is defined in Section 9.6.1(d).

“BREIT” means Blackstone Real Estate Income Trust, Inc. and its successors and assigns.

“BREIT OP” means BREIT Operating Partnership L.P. and its successors and assigns.

“Business” is defined in Section 1.4.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday, which is not a day on which national banks in the City of New York, New York are authorized or obligated, by law or executive order, to close.

“Capital Account” means the Capital Account maintained for each Member on the Company’s books and records, as adjusted in accordance with the following provisions:

(a)    To each Member’s Capital Account there shall be added (i) such Member’s Capital Contributions, (ii) such Member’s allocable share of Net Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Article 5 or other provisions of this Agreement, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(b)    From each Member’s Capital Account there shall be subtracted (i) the amount of (A) cash and (B) the Gross Asset Value of any Company Assets (other than cash) distributed to such Member (other than any payment of principal and/or interest to such Member pursuant to the terms of a loan made by the Member to the Company or any fees paid to a Member) pursuant to any provision of this Agreement, (ii) such Member’s allocable share of Net Losses and any other items in the nature of expenses or losses that are specially allocated to such

Member pursuant to Article 5 or other provisions of this Agreement, and (iii) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(c)    In the event any Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Interest so Transferred.

(d)    In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e)    The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Managing Member shall determine that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Regulations, the Managing Member may make such modification, provided that it is not likely to have a material adverse effect on any Member pursuant to any provision of this Agreement. The Managing Member shall also make (i) any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Sections 1.704-1(b) and 1.704-2.

“Capital Call Notice” is defined in Section 3.2.2.

“Capital Contributions” means with respect to any Member at any time, the aggregate amount of money and the initial Gross Asset Value of any property (other than money) contributed, or deemed contributed, by such Member to the Company as of such time (net of any liabilities secured by such property or to which such property is otherwise subject), including any Initial Capital Contribution and Additional Capital Contributions.

“Capital Event” means any sale, exchange, condemnation, insurance recovery, or other disposition of Company Assets, or a loan or a refinancing of a loan to the extent the proceeds of such loan are made available to the Company, but excludes incidental sales of non-material personal property occurring in the ordinary course of business. For the avoidance of doubt, the receipt and distribution of the proceeds of the Debt Financing (as defined in the MTA) are not Capital Events for purposes of this Agreement.

“Capital Proceeds” means cash or other consideration received by the Company and its Subsidiaries as a result of any Capital Event less any such cash which is applied to (i) the payment of transaction costs for such Capital Event or other Company Expenses related to such Capital Event, (ii) the repayment of debt of the Company or its Subsidiaries which is required under the terms of the indebtedness or is otherwise authorized by the Managing Member, or (iii) payments of capital expenditures, and (iv) any other amounts set aside for the restoration, increase or creation of Reserves.

“Carveout Contribution Agreement” means that certain Contribution Agreement dated the Effective Date by and among, the Company, the Members, and the Carveout Guarantors.

“Carveout Guarantors” means, collectively, the MGP Guarantor and the Sponsor Guarantor.

“Cash Available for Distribution” means, at the date of determination, all Company cash receipts (excluding the proceeds from Capital Contributions or Optional Loans by any Member), after deducting payments for Company Expenses, payments required to repay any debts or other obligations of the Company, capital expenditures, and any other amounts set aside for the restoration, increase or creation of Reserves.

“Certificate” means the Certificate of Formation for the Company filed with the Secretary of State of the State of Delaware on January 17, 2020, pursuant to Section 18-201 of the Act, as the same has been or may hereafter be amended and restated.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Assets” means all direct and indirect assets and property, whether tangible or intangible (including monies) and whether real, personal, or mixed, from time to time owned by or held for the benefit of the Company, including all direct or indirect interests in the Properties.

“Company Expenses” means, with respect to any fiscal period, the amount of any expenses accrued or paid by or on behalf of the Company during the period, including without limitation, all cash expenses, such as insurance premiums, legal, accounting, and bookkeeping. Company Expenses shall include the actual cost of goods, materials, and administrative services used for or by the Company, whether incurred by the Managing Member, any Affiliate thereof, or any non-Affiliate in performing functions set forth in this Agreement reasonably requiring the use of such goods, materials, or administrative services, provided, that any expenses incurred by Affiliates of the Managing Member and reimbursable by the Company shall be on terms no less favorable than those that would be incurred in an arm’s-length market rate transaction with a Third Party unaffiliated with the Company and/or the Managing Member.

“Company Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

“Competitor Restriction Termination Date” has the meaning set forth in the Lease.

“Control” (including the correlative meanings of the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly (including through one or more intermediaries), of the power to direct or cause the direction of the management and policies of such Person, through the ownership or control of voting securities, partnership interests or other equity interests, by contract or otherwise.

“Credit Arrangements” is defined in Section 3.8.

“Depreciation” means, for each fiscal year or other period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method chosen by the Managing Member.

“Dilutive Contribution” as defined in Section 3.3.7.

“Due Date” is defined in Section 3.2.3.

“Economic Interest” means a Person’s right to share in the Net Profits, Net Losses, or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member including, without limitation, the right to vote or to participate in the management of the Company, or, except as specifically provided in this Agreement or required under the Act, any right to information concerning the business and affairs of the Company.

“Effective Date” is defined in the Preamble.

“Emergency Expenses” means costs that arise from an emergency situation which would, or could reasonably be expected to, (i) cause imminent material loss to the Company, (ii) pose an imminent threat of bodily injury to persons at the Properties, (iii) cause a material liability to the Company or any Subsidiary resulting from a failure to comply with any laws, orders, rules, regulations and other requirements enacted, imposed or enforced by any governmental authority or (iv) result in the imminent suspension of any material services necessary to the continued operation of any portion of the Properties.

“ERISA” is defined in Section 9.2.2.

“Existing Operating Agreement” is defined in the Recitals.

“Failed Contribution” is defined in Section 3.3.1.

“For Cause Removal Event” means the occurrence of any of the following: (i) the written admission by MGP Member or the final non-appealable finding by a court of competent jurisdiction that MGP Member or any of its Affiliates (it being expressly agreed that for the purposes of this clause, none of MGM or any of its Subsidiaries (which are not also MGP’s Subsidiaries) shall be deemed to be an Affiliate of MGP Member) committed an act of fraud with respect to the Company or any Company Assets, (ii) the final non-appealable finding by a court of competent jurisdiction that MGP Member (or an Officer appointed by the MGP Member in its capacity as Managing Member) or any of its Affiliates (it being expressly agreed that for the purposes of this clause, none of MGM or any of its Subsidiaries (which are not also MGP’s Subsidiaries) shall be deemed to be an Affiliate of MGP Member) took or implemented (or caused the Company or any of its Subsidiaries to take or implement) any action that constitutes a Major Decision without the consent of Sponsor Member in violation of Section 6.3.1, or (iii) a Bankruptcy by or with respect to the MGP Member, the MGP Guarantor or MGP.

“Gaming Authority” means any Government Entity that holds regulatory, licensing or permit authority over gambling, gaming, lotteries, horse racing or casino activities conducted by MGM, the MGP Entity or the Sponsor Entity or any of their respective Affiliates, including, but not limited to, the Nevada Gaming Commission and the Nevada Gaming Control Board.

“Gaming Laws” means all laws governing or relating to MGM, the MGP Entity or the Sponsor Entity or any of their respective Affiliates and the gambling, gaming, lottery, horse racing or casino activities and operations of MGM, the MGP Entity or the Sponsor Entity or any of their respective Affiliates, in each case, as amended from time to time, including, but not limited to, the Nevada Gaming Control Act and the regulations promulgated thereunder.

“Government Entity” means any (a) Gaming Authority, (b) federal, state, local, municipal, foreign or other government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, (c) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (d) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)    The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as reasonably determined by the Managing Member;

(b)    The Gross Asset Values of all Company Assets immediately prior to the occurrence of any event described in subparagraph (i), subparagraph (ii), subparagraph (iii) or subparagraph (iv) below, shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as reasonably determined by the Managing Member using such method of valuation as it may adopt, as of the following times:

(i)    the acquisition of an additional Interest (other than in connection with the execution of this Agreement) by a new or existing Member in exchange for more than a de minimis Capital Contribution, if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative interests of the Members in the Company;

(ii)    the distribution by the Company to a Member of more than a de minimis amount of Company Assets as consideration for an Interest, if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative interests of the Members in the Company;

(iii)    the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and

(iv)    at such other times as the Managing Member shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

(c)    The Gross Asset Value of any Company Asset distributed to a Member shall be the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as reasonably determined by the Managing Member, provided such determination shall be consistent with the fair market value of the Company Assets as determined for purposes of Section 4.4.

(d)    The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e)    If the Gross Asset Value of a Company Asset has been determined or adjusted pursuant to subparagraph (a), subparagraph (b) or subparagraph (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Company Asset for purposes of computing Net Profits and Net Losses.

“Guaranty Payment” is defined in Section 3.8.4.

“Imputed Underpayment” means an imputed underpayment calculated in accordance with Section 6225(b) of the Code.

“Incapacity” (including the correlative meaning of the term “Incapacitated”) means, (a) as to any Member who is an individual, the death, total physical disability or entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his or her person or his or her estate; (b) as to any Member that is a corporation, limited liability company or limited partnership, the bankruptcy (as defined in the Delaware Act) or the filing of a certificate of dissolution, or its equivalent, of such corporation or limited liability company or limited partnership; (c) as to any Member that is a partnership (other than a limited partnership), the the bankruptcy (as defined in the Delaware Act) or the dissolution and commencement of winding up of such partnership; (d) as to any Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; or (e) as to any trustee of a trust that is a Member, the termination of the trust (but not the substitution of a new trustee).

“Indemnitee” is defined in Section 6.8.1.

“Individual Sale” is defined in Section 6.12.1.

“Initial Capital Contributions” is defined in Section 3.1.3.

“Initial Financing” is defined in Section 3.8.2.

“Interest Purchase Agreement” is defined in Section 7.1.4(d).

“Interest Responding Member” is defined in Section 7.1.4(a).

“Interest ROFO” is defined in Section 7.1.4(a).

“Interest ROFO CC Allocation” is defined in Section 7.1.4 (a)

“Interest ROFO Closing” is defined in Section 7.1.4(c).

“Interest ROFO Closing Date” is defined in Section 7.1.4(c).

“Interest ROFO Down Payment” is defined in Section 7.1.4(b).

“Interest ROFO Election Notice” is defined in Section 7.1.4(a).

“Interest ROFO Escrow Agent” is defined in Section 7.1.4(b).

“Interest ROFO Notice” is defined in Section 7.1.4(a).

“Interest ROFO Offer Period” is defined in Section 7.1.4(a).

“Interest ROFO PP Adjustments” is defined in Section 7.1.4 (a)

“Interest ROFO Purchase Price” is defined in Section 7.1.4(a).

“Interest ROFO Rejection Notice” is defined in Section 7.1.4(a).

“Interest ROFO Sale Documents” is defined in Section 7.1.4(c).

“Interested Member” is defined in Section 9.6.4(a).

“Item Subject to Deemed Consent” has the meaning given to the term “Item Subject to Deemed Consent” in the Lease.

“Lease” means that certain Master Lease, dated as of February 14, 2020, by and among the Property Owners and Tenant, as amended, supplemented and/or modified from time to time.

“Lease Document Major Decision” is defined in Section 6.3.1(l).

“Lease Documents” means the Lease, the Lease Guaranty, the Transition Services Agreement, each Operating Subtenant Attornment Agreement and the Operating Subtenant Guaranty.

“Lease Guaranty” means that certain Guaranty of Lease Documents, dated as of February 14, 2020, made by MGM in favor of the Property Owners, as amended, supplemented and/or modified from time to time.

“Lender” is defined in Section 3.8.1.

“Lending Eligible Member” is defined in Section 3.3.1.

“Lending Member” is defined in Section 3.3.1.

“Liabilities” is defined in Section 6.8.1.

“Liquidator” is defined in Section 8.5.1.

“Lockout Date” means the date which is the earliest of (x) the 25th anniversary of the Effective Date, (y) the termination of the Lease arising out of an Event of Default (as defined in the Lease), and (z) if MGP Member is removed as Managing Member as a result of a For Cause Removal Event, the later of (i) the expiration of the Tax Protection Period and (ii) the date on which MGP Member is so removed as Managing Member as a result of a For Cause Removal Event.

“LTV” means with respect to any proposed Credit Arrangement, on the date such Credit Arrangement is to be entered into, the ratio, expressed as a percentage, of (x) the maximum principal amount of such Credit Arrangement together with the outstanding principal amount of any other Credit Arrangements which will remain outstanding after such proposed Credit Arrangement is entered into and is secured by the same Company Assets as the proposed Credit Arrangement to (y) the fair market value of the Company Assets securing such Credit Arrangement, as reasonably determined by the Member proposing such Credit Arrangement in good faith.

“Major Decision” is defined in Section 6.3.1.

“Managing Member” means the MGP Member, any Substitute Member thereof or any New Managing Member.

“Mandalay Bay Property” means the real property commonly known as the Mandalay Bay Resort and Casino located in Las Vegas, Nevada, acquired by the Mandalay Bay Property Owner pursuant to the MTA.

“Mandalay Bay Property Owner” means Mandalay Propco, LLC a Delaware limited liability company, which is the owner of the Mandalay Bay Property.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i) with respect to “partner minimum gain.”

“Member Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”

“Member Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”

“Members” means the Persons admitted as members of the Company in accordance herewith and any Substitute Members, with each Member being referred to, individually, as a “Member”; the initial Members shall be the MGP Member and the Sponsor Member.

“Membership Interest” or “Interest” means the entire ownership interest of a Member in the Company at any particular time, including without limitation, the Member’s Economic Interest and any proceeds thereof, any and all rights to vote and otherwise participate in the Company’s affairs, and the rights to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“MGM” means MGM Resorts International, a Delaware corporation, and its successors and assigns.

“MGM Grand Property” means the real property commonly known as the MGM Grand Las Vegas Hotel and Casino located in Las Vegas, Nevada, acquired by the MGM Grand Property Owner pursuant to the MTA.

“MGM Grand Property Owner” means MGM Grand Propco, LLC, a Delaware limited liability company, which is the owner of the MGM Grand Property.

“MGM Guaranty” means that certain guaranty delivered on the Effective Date by MGM with respect to the Initial Financing.

“MGP” means MGM Growth Properties Operating Partnership LP, a Delaware limited partnership, and its successors and assigns.

“MGP Competitor” means any Person set forth on Schedule 2.

“MGP Entity” is defined in the Preamble.

“MGP Guarantor” means any Affiliate of the MGP Member (including MGP) that executes a Permitted Carveout Guaranty.

“MGP Member” means MGP Entity, together with its permitted successors and assigns admitted as a Substitute Member, including any Substitute Member acquiring the Interests formerly held by an MGP Member.

“MGP REIT” means MGM Growth Properties LLC, a Delaware limited liability company.

“Monthly Payment Date” means the 15th day following the end of a calendar month.

“MTA” means that certain Master Transaction Agreement, dated as of January 14, 2020 and executed by MGP, MGM, the Sponsor Member and certain other parties, as the same may be amended, supplemented and otherwise modified from time to time.

“Net Profits” or “Net Losses” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)    Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of Net Profits and Net Losses shall be added to such taxable income or loss;

(b)    Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of Net Profits and Net Losses, shall be subtracted from such taxable income or loss;

(c)    Gain or loss resulting from any disposition of Company Assets where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Assets disposed of, notwithstanding that the adjusted tax basis of such Company Assets differs from its Gross Asset Value;

(d)    In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year;

(e)    To the extent an adjustment to the adjusted tax basis of any asset included in Company Assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profits and Net Losses;

(f)    If the Gross Asset Value of any Company Asset is adjusted in accordance with subparagraph (b) or subparagraph (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses; and

(g)    Notwithstanding any other provision of this definition of Net Profits and Net Losses, any items that are specially allocated pursuant to Section 5.2 or Section 5.4.2 hereof shall not be taken into account in computing Net Profits or Net Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 5.2 and 5.4.2 shall be determined by applying rules analogous to those set forth in this definition of Net Profits and Net Losses.

“New Lease Major Decision” is defined in Section 6.3.1.

“New Managing Member” is defined in Section 6.4.1.

“Non-Contributing Member” is defined in Section 3.3.1.

“Non-Discretionary Capital” means capital required by the Company (i) to cover Emergency Expenses or to pay debt service payable under any Credit Arrangement, only to the extent that ordinary cash flows of the Company are not available to satisfy the same or (ii) to pay Required Principal Paydowns.

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“OFAC” is defined in Section 9.2.1(h).

“Offered Assets” is defined in Section 6.12.1.

“Officers” is defined in Section 6.1.3.

“Operating Subtenant” has the meaning set forth in the Lease.

“Operating Subtenant Attornment Agreement” has the meaning set forth in the Lease.

“Operating Subtenant Guaranty” has the meaning set forth in the Lease.

“Optional Contribution Notice” is defined in Section 3.3.1.

“Optional Loan” is defined in Section 3.3.1.

“Optional Loan Rate” means ten percent (10%) per annum; provided, however, that the Optional Loan Rate for Optional Loans made for the purposes of funding Required Principals Paydowns shall be fourteen percent (14%) per annum; provided, further, that in no event shall the Optional Loan Rate exceed the highest lawful rate of interest allowable under applicable law.

“Other MGM/MGP Arrangements” is defined in Section 6.9.2.

“Outside Contribution Date” is defined in Section 3.3.1.

“Partnership Representative” is defined in Section 9.6.1.

“Patriot Act” is defined in Section 9.2.1(h).

“PCAOB” means, the Public Company Accounting Oversight Board or any successor thereto as may be directed by or implemented pursuant to SOX.

“Percentage Interest” means, with respect to each Member, initially the percentage set forth opposite such Member’s name on Exhibit A attached hereto, as the same may be amended or otherwise modified from time to time.

“Permitted Carveout Guaranty” means, with respect to any Person that is the guarantor, the collective reference to a guaranty of indebtedness or indemnity that provides for personal recourse to such Person for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single purpose entity covenants, and other circumstances customarily excluded by institutional lenders from exculpation provisions or included in a separate guaranty or indemnification agreement in non-recourse financing of real property.

“Person” means and includes an individual, a corporation, a partnership, a limited liability company, a limited partnership, a trust, an unincorporated organization, a government or any department or agency thereof, or any entity similar to any of the foregoing.

“Property” and “Properties” means, individually or collectively, the Mandalay Bay Property and the MGM Grand Property.

“Property Disposition” means the (i) sale of all or substantially all of any Property, (ii) sale of any direct ownership interests in any Property Owner or any Subsidiary of the Company that directly or indirectly owns a Property to a Person other than the Company or a direct or indirect wholly-owned Subsidiary of the Company, or (iii) merger, consolidation, conversion or other combination of the Company, or any Subsidiary of the Company that directly or indirectly owns a Property, with or into any other Person (other than the Company or a direct or indirect wholly-owned Subsidiary of the Company).

“Property Owner” and Property Owners” means, individually or collectively, the Mandalay Bay Property Owner and the MGM Grand Property Owner.

“Public Vehicle” means a Person whose securities are listed and traded on the New York Stock Exchange, AMEX, NASDAQ, or another nationally recognized securities exchange, and shall include any operating partnership through which such Person conducts all or substantially all of its business (including, without limitation, MGP and BREIT OP).

“Regulation D” is defined in Section 9.2.1(k).

“Regulations” means temporary and final Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Treasury Regulations).

“Regulatory Allocations” is defined in Section 5.2.8.

“REIT” is defined in Section 6.11.

“REIT Requirements” is defined in Section 6.11.

“Removal Event” means (i) if an Event of Default (as defined in the Lease) has occurred and is continuing, (ii) the occurrence of a For Cause Removal Event, or (iii) the occurrence of a Transfer or dilution in accordance with Section 3.3.7 which results in MGP, directly or indirectly, owning less than thirty-five percent (35%) of the Membership Interests in the Company.

“Required Principal Paydowns” means the payment of all or a portion of the principal amount of any Credit Arrangement or other indebtedness for borrowed money of the Company or any Subsidiary (including all associated transaction costs) on or about the maturity of such Credit Arrangement or other indebtedness in circumstances where the Company does not obtain replacement financing in an amount at least equal to such maturing Credit Arrangement or other indebtedness.

“Required Tax Elections” means: (i) an election to adopt the accrual method of accounting in accordance with Regulations Section 1.446-1(e)(1); (ii) an election to adopt the recurring item exception of Code Section 461(h)(3) pursuant to Regulations Section 1.461-5(a) for all types of items for all trades or businesses of the Company; (iii) an election pursuant to Code Section 461(c) to ratably accrue real property taxes; (iv) an election under Code Section 168(g)(7) to use the alternative depreciation system with respect to all applicable assets of the Company acquired after the Effective Date; (v) an election pursuant to Regulations Section 1.168(k)-1(e)(1) not to apply Code Section 168(k) with respect to any asset of the Company; (vi) a de minimis safe harbor election under Regulations Section 1.263(a)-1(f) for all eligible amounts paid or incurred during the taxable year; (vii) an election pursuant to Regulations Section 1.709-1(b)(2) to capitalize the Company’s organizational expenses for the taxable year in which the Company begins business; and (viii) one or more elections under Code Section 163(j)(7)(B) and Proposed Regulations 1.163(j)-9 to be an electing real property trade(s) or business(es).

“Reserves” means funds set aside or amounts allocated to reserves that shall be maintained in amounts deemed sufficient by the Managing Member, in its reasonable discretion, for working capital, and to pay capital expenditures, taxes, insurance, debt service, debt repayment and other liabilities (including any liabilities arising under the Tax Protection Agreement), costs or expenses incident to the existence of the Company or its Subsidiaries or the conduct of business by the Company or its Subsidiaries as contemplated hereunder.

“Retained Guarantee Liabilities” is defined in Section 7.1.4(c).

“Reviewed Year” is defined in Section 6225(d)(1) of the Code.

“Right to Compete” is defined in Section 6.9.2.

“ROFO Offered Interest” is defined in Section 7.1.4(a).

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Member” is defined in Section 7.1.4(a).

“Similar Law” is defined in Section 9.2.2.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended, supplemented, restated or replaced from time to time, or any similar or related requirements pursuant to applicable law from time to time.

“Sponsor Entity” is defined in the Preamble.

“Sponsor Guarantor” means any Affiliate of Sponsor Member (including BREIT OP) that executes a Permitted Carveout Guaranty.

“Sponsor Member” means Sponsor Entity, together with its permitted successors and assigns that are admitted as Substitute Members, including any Substitute Member acquiring the Interests formerly held by a Sponsor Member.

“Subsidiary” means, with respect to any Person, any Affiliate of such Person which is directly or indirectly, through one or more intermediaries, Controlled by such Person.

“Substitute Member” means any Person: (a) to whom a Member (or Assignee thereof) Transfers all or any part of its direct Interest in accordance with the terms of this Agreement, and (b) which has been admitted to the Company as a Substitute Member pursuant to Section 7.5.

“Targeted Financing” means any proposed Credit Arrangement that is in an amount equal to the greater of (i) an amount sufficient to repay in full any existing Credit Arrangement secured by the Company Assets which will be collateral for such proposed new Credit Arrangement, including any related prepayment, defeasance or similar costs incurred as a result of such repayment and (ii) an amount which results in an LTV of (A) not less than 60% and (B) not greater than 75%.

“Tax Advances” is defined in Section 4.3.

“Tax Protection Agreement” means that certain tax protection agreement dated as of the date hereof by and between MGM and the Company, as amended, supplemented and/or modified from time to time.

“Tax Protection Period” means “Protected Period” as defined in the Tax Protection Agreement.

“Tenant” has the meaning given to the term “Tenant” in the Lease.

“Tenant Party” means any of Tenant, any Operating Subtenant, MGM and any MGM Party (as defined in the Transition Services Agreement), in each case, in its capacity as a party to a Lease Document, as applicable.

“Tenant Competitor” has the meaning given to the term “Tenant Competitor” in the Lease.

“Third Party” means with respect to any Person, any other Person that is not an Affiliate of such Person.

“Transfer” means any sale, exchange, assignment, pledge, transfer, gift, hypothecation, mortgage, encumbrance or other form of disposition, directly or indirectly, by operation of law or otherwise. The term “Transferred” shall have a correlative meaning.

“Transfer Affiliate” means (i) with respect to the Sponsor Member, any Person that is ninety-five percent (95%) or more owned and Controlled, directly or indirectly, by BREIT OP and (ii) with respect to the MGP Member, any Person that is ninety-five percent (95%) or more owned and Controlled, directly or indirectly, by MGM and/or MGP.

“Transition Services Agreement” means that certain Transition Services Agreement, dated as of February 14, 2020 by and among Property Owners, Tenant and MGM Parties (as defined therein), as amended, supplemented and/or modified from time to time.

“TRS” is defined in Section 6.11.

“Voteco Entity” shall be a formed Delaware limited liability company that would (i) control Sponsor Member and (ii) be owned and controlled by one or more senior management officers at BREIT.

ARTICLE 3

CAPITAL; CAPITAL ACCOUNTS AND MEMBERS

3.1    Generally; Initial Capital Contributions.

3.1.1    Effective as of the Effective Date, the MGP Member and the Sponsor Member have been admitted to the Company as members of the Company.

3.1.2    The names, addresses, Capital Contributions (including Additional Capital Contributions), Capital Account balances and Percentage Interests of the Members shall at all times be set forth in the books and records of the Company, which shall be supplemented from time to time by the Managing Member to reflect the admission of Substitute Members pursuant to this Agreement, as well as to reflect any changes in the Members’ respective Capital Contributions, Capital Account balances and Percentage Interests pursuant to the terms of this Agreement.

3.1.3    On the Effective Date, each of the Members shall be deemed to have contributed as its initial Capital Contribution the amount set forth on Exhibit A (collectively, the “Initial Capital Contributions”).

3.2    Additional Contributions.

3.2.1    Except as set forth in this Section 3.2, or as otherwise required by law, no Member or Assignee shall be required or permitted to make any Additional Capital Contributions to the Company.

3.2.2    The Managing Member may require the Members to make Additional Capital Contributions in accordance with this Section 3.2.    If the Company requires Additional Capital Contributions to fund Non-Discretionary Capital, the Managing Member shall give written notice (a “Capital Call Notice”) to each Member indicating the purpose for such Additional Capital Contribution and each Member’s proportionate share thereof. If the Managing Member fails to send a Capital Call Notice to fund Non-Discretionary Capital, and the Sponsor Member reasonably determines that Non-Discretionary Capital is required by the Company, the Sponsor Member (i) may deliver a written notice to the Managing Member advising the Managing Member of such failure, and (ii) if such Managing Member continues for five (5) Business Days following such delivery to fail to call for Additional Capital Contributions to fund such Non-Discretionary Capital, the Sponsor Member shall have the right to deliver a Capital Call Notice to the Members; provided, in the event of a Bankruptcy of the Managing Member, the Sponsor Member shall be permitted to deliver a Capital Call Notice to the Members immediately upon reasonably determining that Non-Discretionary Capital is required by the Company and without satisfying the requirements of clause (i) or (ii) of the foregoing. The Members shall make, on or prior to the Due Date, all Additional Capital Contributions pursuant to this Section 3.2.2 and Section 3.2.3 in proportion to their then respective Percentage Interests. No Member shall have any liability for failing to fund any Additional Capital Contributions (including to fund any Non-Discretionary Capital) other than the remedies provided in Section 3.3 and any such Member which fails to fund Additional Capital Contributions shall not be in default of its obligations under this Agreement.

3.2.3    Any Capital Call Notice shall contain a due date, which shall not be fewer than ten (10) Business Days after the date such notice is delivered (the “Due Date”), and each Member shall contribute to the Company its Additional Capital Contributions in immediately available funds (United States dollars) by such Due Date. The Managing Member shall cause the Company’s books and records to be updated to reflect such Additional Capital Contributions and any corresponding changes to the Members’ Capital Account balances as a result thereof.

3.3    Optional Loans and Dilutive Contributions.

3.3.1    If a Member (in such capacity, a “Non-Contributing Member”) does not advance in immediately available funds (United States dollars) to the Company all or any portion of any Additional Capital Contributions required by it pursuant to Section 3.2 (a “Failed Contribution”) by 5:00 p.m. local time in New York, New York, on the Due Date therefor, a funding Member may (in such capacity, a “Lending Eligible Member”), deliver, at any time within thirty (30) days after the Due Date, a notice to the Non-Contributing Member (an “Optional

Contribution Notice”) that it may elect to fund such Failed Contribution. At any time: (a) after the fifth Business Day following the date on which an Optional Contribution Notice is delivered (such fifth Business Day, an “Outside Contribution Date”), and (b) prior to such Non-Contributing Member making such Failed Contribution, a Lending Eligible Member may, but shall not be obligated to, advance to the Company an amount equal to the Failed Contribution and to treat such advance as a loan (an “Optional Loan”) to the Non-Contributing Member, which Optional Loan shall be recourse only to the Non-Contributing Member’s Interest. The Lending Eligible Member that makes the Optional Loan is referred to herein as the “Lending Member.” Any Lending Member shall be entitled to structure such Optional Loan in a manner it reasonably deems necessary to satisfy all applicable REIT requirements (including, without limitation, all REIT income and asset requirements), including (1) by electing to provide such capital in the form of preferred equity of the Company rather than debt, (2) subject to compliance with all Credit Arrangements, by making the Optional Loan (or preferred equity investment) directly to (or in) the Company or one or more Subsidiaries (including the Property Owners), (3) having the Optional Loan secured by the Non-Contributing Member’s interest in the Company, or (4) by having an Affiliate of such Lending Member provide the Optional Loan (or preferred equity investment); provided that the economic terms and substantive rights of such Lending Member, the Non-Contributing Member, the Company and any Subsidiary pursuant to any such alternative structure shall be the same in all material respects as if such Lending Member had made an Optional Loan pursuant to the express provisions of this Section 3.3.1.

3.3.2    If an Optional Loan(s) shall be made in accordance with this Section 3.3, the Lending Member shall notify the Non-Contributing Member and the Company of the amount and date of the Optional Loan(s), and the Capital Account balance of the Non-Contributing Member shall be credited to reflect the payment of the proceeds of the Optional Loan to the Company. Each Optional Loan that is treated as a loan to the Non-Contributing Member after taking into account the REIT considerations described in Section 3.3.1 above shall be deemed to be made to the Non-Contributing Member, with the proceeds of each Optional Loan delivered by the Lending Member to the Company in immediately available funds (United States dollars) on such Non-Contributing Member’s behalf and the full amount of such Optional Loan shall be deemed a Capital Contribution by the Non-Contributing Member for all purposes of this Agreement. An Optional Loan shall be deemed to have been advanced on the date actually advanced by the Lending Member to the Company. Optional Loans shall earn interest on the outstanding principal amount thereof at a rate equal to the Optional Loan Rate from the date actually advanced by the Lending Member to the Company until the date the same is repaid in full, compounding quarterly.

3.3.3    Optional Loans shall only be repayable by and collectible from the Non-Contributing Member as set forth in this Section 3.3. An Optional Loan (together with any accrued and unpaid interest thereon) may be repaid by a Non-Contributing Member at any time. If an Optional Loan is made, the Non-Contributing Member shall not receive any distributions pursuant to Articles 4 and 8 while the Optional Loan remains unpaid. Instead, the Non-Contributing Member’s share of all such distributions or such other proceeds shall (until all Optional Loans made to such Non-Contributing Member plus all accrued and unpaid interest thereon, if any, shall have been paid in full) first be paid to the Lending Member. Such payments shall be applied first to the payment of any accrued and unpaid interest on such Optional Loans and then to the repayment of the principal amounts thereof, but shall be considered, for all other purposes of this Agreement, to have been distributed to the Non-Contributing Member. Such Non-Contributing Member’s right to receive distributions shall be immediately reinstated prospectively upon the full repayment of an Optional Loan, including all accrued and unpaid interest thereon to the Lending Member.

3.3.4    Intentionally Omitted.

3.3.5    Intentionally Omitted.

3.3.6    If (a) a Lending Eligible Member provides an Optional Contribution Notice to the Non-Contributing Member as provided in Section 3.3.1 above, (b) the Non-Contributing Member does not make the Additional Capital Contribution on or before the Outside Contribution Date, and (c) no other Lending Eligible Member elects to make an Optional Loan on or before the Outside Contribution Date, then each Lending Eligible Member may elect, in lieu of making an Optional Loan, at any time within thirty (30) days after the Outside Contribution Date, by notice to the Company and the Non-Contributing Member, to have the Company return the Additional Capital Contribution advanced by such Lending Eligible Member and, promptly following the Company’s receipt of such notice, the Company shall return such corresponding Additional Capital Contribution to the Lending Eligible Member (with a corresponding debit to such Lending Eligible Member’s Capital Account and Capital Contribution balances).

3.3.7    A Lending Eligible Member may fund a Failed Contribution as an Additional Capital Contribution from such Lending Eligible Member to the Company (a “Dilutive Contribution”) in lieu of making an Optional Loan, in which case:

(a)     the Percentage Interest of such Lending Eligible Member shall be adjusted and shall be amended in order to reflect an increase in such Member’s Percentage Interest by adding thereto a percentage amount equal to the product of (A) 1.5 times (B) the quotient (expressed as a percentage) of (I) the amount of the applicable Dilutive Contribution made by such Lending Eligible Member divided by (II) the sum of the total Capital Contributions made by all of the Members (including the applicable Dilutive Contribution and all other Dilutive Contributions) through and including the date that the Lending Eligible Member made the Dilutive Contribution; and

(b)    the Percentage Interest of the Non-Contributing Member shall be reduced by the percentage amount added to the Percentage Interest of the Lending Eligible Member pursuant to clause (a) above.

Notwithstanding the foregoing, in no event shall the Percentage Interest of any Member be greater than 100% or reduced by more than 10 percentage points in total as a result of the foregoing dilution (whether as a result of one or more Dilutive Contributions).

3.4    Capital Accounts. A Capital Account shall be established and maintained for each Member in accordance with Regulations Sections 1.704-1(b)(2)(iv) and 1.704-2 and the terms of this Agreement to the extent such terms are consistent with the applicable Regulations.

3.5    Return of Capital. Except as otherwise provided in this Agreement: (a) no Member shall demand or be entitled to receive a return of or interest on its Capital Contributions or Capital Account balance, (b) no Member shall withdraw any portion of its Capital Contributions or receive any distributions from the Company as a return of capital on account of such Capital Contributions, (c) the Company shall not redeem or repurchase the Interest of any Member, and (d) no Member shall be personally liable for the return of all or any part of any Capital Contribution of the other Members.

3.6    Liability of Members. Except as otherwise required by any non-waivable provision of the Act or other applicable law: (a) no Member shall be personally liable in any manner whatsoever for any debt, liability or other obligation of the Company (including all Credit Arrangements), whether such debt, liability or other obligation arises in contract, tort, or otherwise; (b) no Member shall in any event have any personal liability whatsoever in excess of the amount of any wrongful distribution to such Member, except if, and only to the extent, such Member has actual knowledge (at the time of the distribution) that such distribution is made in violation of the Act; and (c) no Member shall have any liability for failing to fund any Capital Contributions other than the remedies provided in Section 3.3.

3.7     Member Loans.

3.7.1    No Member shall be required to make any loans or otherwise lend any funds to the Company or its Subsidiaries.

3.7.2    No loans made by any Member to the Company shall have any effect on such Member’s Capital Account balance, Capital Contributions or Percentage Interest, such loans representing a debt of the Company payable or collectible solely from the assets of the Company in accordance with the terms and conditions upon which such loans were made.

3.8    Credit Arrangements.

3.8.1    The Members acknowledge that, as of the Effective Date, the Company and its Subsidiaries have entered into the financings described on Schedule 1 attached hereto (the “Initial Financing”) and MGP Guarantor and Sponsor Guarantor have each delivered the Permitted Carveout Guaranty described in Schedule 1 attached hereto and MGM has delivered the MGM Guaranty in accordance with the terms of the MTA.

3.8.2     Subject to the terms of this Section 3.8, the Managing Member may, from time to time, cause the Company or any Subsidiary of the Company to borrow funds or enter into any financing or refinancing arrangements (collectively, “Credit Arrangements”) with one or more lenders (a “Lender”) for any purpose consistent with the purpose of the Company, and to pledge, enter into a negative pledge or otherwise secure Credit Arrangements with or with respect to any Company Assets; provided, (i) except as expressly provided in Section 3.8.4, no Member or its Subsidiaries or Affiliates shall be required to incur any personal liability in connection with any Credit Arrangement, and (ii) no such Credit Arrangements shall restrict any Transfer in or by any Member which is otherwise permitted by the terms of this Agreement without the consent of such Member, provided that each Member acknowledges that Credit Arrangements may require that certain specified Transfers comply with customary ministerial, administrative and prohibited person requirements (e.g., completed KYC forms, the delivery of required notices, etc.).

3.8.3    MGP Member and Sponsor Member shall be jointly responsible for pursuing, approving and obtaining Credit Arrangements; provided that, Sponsor Member shall have the authority to manage the day to day pursuit of the Credit Arrangement (subject to the last sentence in this Section). The Sponsor Member agrees to begin to diligently pursue a refinancing of each Credit Arrangement no earlier than twelve (12) months and no later than six (6) months prior to the maturity of such Credit Arrangement. With respect to each refinancing of a Credit Arrangement, the Sponsor Member shall pursue a refinancing that is a Targeted Financing. The Sponsor Member shall consult with the MGP Member and keep the MGP Member reasonably informed on a current basis and in reasonable detail of the status of its efforts to arrange each refinancing of a Credit Arrangement. Except as provided in the last sentence in this Section, so long as the Sponsor Member is diligently pursuing each such refinancing, the MGP Member shall refrain from simultaneously pursuing a refinancing of a Credit Arrangement. In the event the Sponsor Member is successful in arranging a proposed Credit Arrangement that is a Targeted Financing that can be obtained by the Company within the six (6) month period prior to the maturity of the existing Credit Arrangement it is intended to refinance (subject to the last sentence in this Section), each of MGP Member and Sponsor Member agree to be reasonable and cooperate in causing the Company to complete such Credit Arrangement; provided, that the definitive terms of any such Credit Agreement shall be subject to the prior approval of the MGP Member, not to be unreasonably withheld, conditioned or delayed. In the event that the Sponsor Member (i) has not finalized arranging a proposed Credit Arrangement that is a Targeted Financing at least three (3) months prior to the maturity of the Credit Arrangement it is intended to refinance or (ii) has arranged for but has failed to close a proposed Credit Arrangement that is a Targeted Financing at least two (2) months prior to the maturity of the Credit Arrangement it is intended to refinance, then upon notice from the MGP Member, the Sponsor Member shall cease pursuing such refinancing and the MGP Member shall diligently pursue such refinancing of such Credit Arrangement with a Targeted Financing in order to refinance such Credit Arrangement.

3.8.4    Further, each of the Members agrees, at the expense of and subject to reimbursement from the Company, to provide and to use their commercially reasonable efforts to cause their respective officers, employees and advisors to provide reasonable cooperation as reasonably required for the completion of any such Credit Arrangement that has been arranged in accordance with Section 3.8.2 and Section 3.8.3, including (i) executing and delivering (or causing to be delivered) such organizational documents, opinions, certificates and similar documents as are reasonably requested in connection with any such Credit Arrangement, (ii) making available financial information regarding the Properties, the Company and the Carveout Guarantors in the same manner as what was provided in connection with the Initial Financing, and (iii) using reasonable efforts to obtain estoppel certificates and nondisturbance agreements from tenants and subtenants of the Properties and the counterparties under other material agreements affecting the Properties.

3.8.5    In connection with any Credit Arrangements, if a Lender requires (i) an MGP Guarantor to enter into a Permitted Carveout Guaranty in connection with such Credit Arrangement, the MGP Member shall cause the MGP Guarantor to execute and deliver such Permitted Carveout Guaranty, upon such terms as shall be reasonably approved by the MGP Member and (ii) a Sponsor Guarantor to enter into a Permitted Carveout Guaranty in connection with such Credit Arrangement, the Sponsor Member shall cause the Sponsor Guarantor to execute and deliver such Permitted Carveout Guaranty, upon such terms as shall be reasonably approved by the Sponsor Member. In connection with the execution and delivery of the Permitted Carveout Guaranties with respect to the Initial Financing, the Members and the Carevout Guarantors have executed and delivered the Carveout Contribution Agreement. In the event one or more Permitted Carveout Guaranties are executed and delivered with respect to any other Credit Arrangements, the Members and the Carevout Guarantors, (and, in the event there is not a Sponsor Guarantor under any such Credit Agreement, BREIT OP or such other Affiliate of the Sponsor Member reasonably acceptable to MGP Member) shall execute and deliver a contribution agreement on substantially the same terms as the Carveout Contribution Agreement with respect to such Permitted Carveout Guaranties.

3.8.6    To the extent that any amounts are actually paid under any Permitted Carveout Guaranty (a “Guaranty Payment”), then (i) the applicable Member which is Affiliated with the guarantor which made such Guaranty Payment shall be deemed to have made an Additional Capital Contribution equal to its Percentage Interest of such Guaranty Payment and (ii) the Managing Member shall send an Additional Capital Contribution notice as required by Section 3.2.2 hereof, to the Member who is not Affiliated with such guarantor to make an Additional Capital Contribution in the amount of its Percentage Interests of such Guaranty Payment; provided, however, that any Guaranty Payment shall not be deemed to be an Additional Capital Contribution if the obligation to make such payment was due to any Bad Act committed by the Member Affiliated with such guarantor and the amount paid pursuant to such Guaranty Payment did not fully reduce the principal amount of debt outstanding. To the extent that such non-Affiliated Member makes such contribution, the Company shall distribute it to the Member which is Affiliated with the guarantor which made such Guaranty Payment. To the extent that such non-Affiliated Member fails to make such contribution, the Affiliated Member shall be deemed a Lending Eligible Member under Section 3.3 which funded such amount, at its option, as either an Optional Loan or a Dilutive Contribution.

3.8.7    At any time the Company or any of its Subsidiaries enters into a Credit Arrangement (other than the Initial Financing), the Member which completed such Credit Arrangement on behalf of the Company pursuant to Section 3.8.3 shall provide prompt written notice to the other Member and copies of the final loan documents entered into in connection with such Credit Arrangement.

ARTICLE 4

DISTRIBUTIONS

4.1    Distributions of Cash Available for Distribution.

4.1.1    Generally. Except as expressly provided in this Article 4 and Article 8, no Member shall be entitled to receive distributions from the Company.

4.1.2    Timing of Distributions. The Managing Member shall cause the Company to distribute (a) all Capital Proceeds within twenty (20) Business Days of a Capital Event and (b) all other Cash Available for Distribution for each calendar month no later than the Monthly Payment Date for the relevant month, in each case excluding distributions in conjunction with the final liquidation of the Company which shall be governed by Section 4.2 and Article 8.

4.1.3    Debt Financing Distribution. The Managing Member shall cause the Company to distribute the Debt Financing Distribution (as defined in the MTA) solely to MGP Member.

4.1.4    Distributions of Cash Available for Distribution. Cash Available for Distribution (if any) (excluding distributions in conjunction with the final liquidation of the Company which shall be governed by Section 4.2 and Article 8) shall be apportioned between the Members, pari passu in proportion to their respective Percentage Interests at the time of such Distribution.

4.2    Distributions Upon Liquidation. Distributions made in conjunction with the final liquidation of the Company (including as a result of the Capital Events described in Section 8.2(b)) shall be applied or distributed as provided in Article 8.

4.3    Withholding. The amount of any federal, state, local or foreign taxes paid by or withheld from receipts of the Company (or any entity in which the Company invests) pursuant to any applicable rule, regulation or law that the Managing Member reasonably determines is distributable or allocable to a Member pursuant to this Agreement, including pursuant to Code Section 6225 (“Tax Advances”) shall be treated as having been distributed to such Member as an advance against the next distributions that would otherwise be made to such Member, and such amount shall be satisfied by setoff from such next distributions. Each Member will furnish the Managing Member with such information as may reasonably be requested by the Managing Member from time to time to determine whether withholding is required, and each Member will promptly notify the Managing Member if such Member determines at any time that it is subject to withholding. Each Member hereby agrees to indemnify and hold harmless the Company and the Managing Member and any partner or officer of the Managing Member and the Members from and against any liability, claim or expense with respect to Tax Advances made or required to be made on behalf of or with respect to such Member. In the event the Company is liquidated and a liability or claim is asserted against, or expense borne by, the Managing Member or any partner or officer of the Managing Member for Tax Advances made or required to be made, the Managing Member shall have the right to be reimbursed from the Member on whose behalf such Tax Advance was made or required to be made. The obligations of a Member set forth in this Section 4.3 shall survive the withdrawal of any Member from the Company or any transfer of a Membership Interest.

4.4    Distributions in Kind. No right is given to any Member to demand or receive property other than cash as provided in this Agreement. The Managing Member may make a distribution-in-kind of Company Assets to the Members. In the event of such a distribution-in-kind, such Company Assets shall be distributed in such a fashion as to ensure that the fair market value thereof is distributed and allocated in accordance with this Article 4, Article 5 and Article 8 hereof; provided, however, that except upon a dissolution and winding up of the Company (i) no Member shall be compelled to accept a distribution consisting, in whole or in part, of any Company Assets in kind unless the ratio that the fair market value of such distribution-in-kind bears to such Member’s total distribution does not exceed the ratio that the fair market value of similar distributions-in-kind bears to the total distributions of other Members receiving distributions concurrently therewith (if any), and (ii) any such distribution-in-kind to the Members shall be of the same type and character (i.e., if the distribution to one Member is made in specific securities, then any distribution made to the other Members shall be made in the same securities), and no Member shall be required to accept any distribution-in-kind that is not the same type and character as the distribution-in-kind being offered to the other Members.

4.5    Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Managing Member, on behalf of the Company, shall make a distribution to any Person in violation of the Act or other applicable law.

4.6    Carveout Contribution Agreement. The Members acknowledge and agree that pursuant to the terms of Section 1(d) of the Carveout Contribution Agreement, certain distributions which are payable to a Member under this Agreement may instead be paid pursuant to and in accordance with the terms of Section 1(d) of the Carveout Contribution Agreement.

ARTICLE 5

ALLOCATIONS OF NET PROFITS AND NET LOSSES

5.1    General Allocations of Net Profits and Losses. After giving effect to the special allocations set forth in Section 5.2, Net Profits and Net Losses of the Company, including each item of income, gain, loss credit and deduction, for each fiscal year or other applicable period, shall be allocated among the Members in a manner such that the Capital Account of each Member immediately after giving effect to such allocation is, as nearly as possible, equal (proportionately) to the amount of the distributions that would have been made to such Member during such fiscal year or other applicable period if: (i) the Company were dissolved and terminated; (ii) its affairs were wound up and each Company Asset was sold for cash equal to its Gross Asset Value; (iii) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability); and (iv) the net assets of the Company were distributed in accordance with Section 4.1 to such Members immediately after giving effect to such allocation, minus such Member’s share of Company Minimum Gain and Member Minimum Gain, each computed immediately prior to the hypothetical sale of the Company’s Assets. Notwithstanding the foregoing, the Managing Member may make such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement, taking into account facts and circumstances as the Managing Member deems reasonably necessary for this purpose.

5.2     Regulatory Allocations. The following special allocations shall be made in the following order of priority:

5.2.1    If there is a net decrease in Company Minimum Gain during a Company taxable year, then each Member shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). This Section 5.2.1 is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

5.2.2    If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Section 1.704-2(g)(2). This Section 5.2.2 is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

5.2.3    If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain shall be allocated to all such Members (in proportion to the amounts of their respective Adjusted Capital Account Deficits) in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Member as quickly as possible. It is intended that this Section 5.2.3 qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d).

5.2.4    If the allocation of income, gain, loss or deduction (or an item thereof) to a Member as provided in Section 5.1 would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of income, gain, loss or deduction (or an item thereof) as will not create or increase an Adjusted Capital Account Deficit. The allocated item that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to the limitations of this Section 5.2.4.

5.2.5    To the extent that an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

5.2.6    The Nonrecourse Deductions for each taxable year of the Company shall be allocated among the Members in proportion to their relative Percentage Interests or in any other way determined by the Managing Member to be consistent with the applicable Regulations.

5.2.7    The Member Nonrecourse Deductions for each taxable year of the Company shall be allocated in a manner consistent with applicable law, as reasonably determined by Managing Member.

5.2.8    The allocations set forth in Sections 5.2.1, 5.2.2, 5.2.3, 5.2.4, 5.2.5, 5.2.6 and 5.2.7 (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2(i). Notwithstanding the provisions of Section 5.1, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

5.3    Allocations in Connection with Liquidations. Notwithstanding the allocation provisions set forth in Section 5.1, but subject to Section 5.2, all Net Profits or Net Losses realized in connection with the dissolution of the Company in accordance with Article 8 shall be allocated to the Members in a manner so that the distributions to each Member pursuant to Section 4.2 and Article 8 shall, to the greatest extent possible, be equal to that amount that each such Member would receive under Section 4.1 if the amounts to be distributed by the Company in connection with such dissolution were instead distributed under such Section 4.1.

5.4    Tax Allocations.

5.4.1    Except as provided in Section 5.4.2, for income tax purposes under the Code and the Regulations, each Company item of income, gain, loss and deduction shall be allocated between the Members as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to this Article 5.

5.4.2    Tax items with respect to the Properties with a Gross Asset Value that varies from their basis in the hands of the MGP Member immediately preceding the date of such contribution, shall be allocated between the Members for income tax purposes in accordance with Section 9.6.5(d). Allocations pursuant to this Section 5.4.2 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses and any other items or distributions pursuant to any provision of this Agreement.

5.5    Other Provisions.

5.5.1    For any fiscal year or other period during which any part of a Membership Interest or Economic Interest is Transferred between the Members or to another Person, the portion of the Net Profits, Net Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of a Membership Interest or Economic Interest shall be apportioned between the transferor and the transferee under the “interim closing of the books” method pursuant to Code Section 706 and the applicable Regulations.

5.5.2    In the event that the Code or any Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article 5, the Managing Member is hereby authorized to make new allocations in reliance on the Code and such Regulations, and no such new allocation shall give rise to any claim or cause of action by any Member; provided that the Managing Member shall, to the extent possible and consistent with applicable law, make such new allocations in a manner consistent with the provisions of this Agreement as if such new allocation was not required.

5.5.3    The Members acknowledge and are aware of the income tax consequences of the allocations made by this Article 5 and hereby agree to be bound by the provisions of this Article 5 in reporting their shares of Net Profits, Net Losses and other items of income, gain, loss, deduction and credit for federal, state and local income tax purposes.

ARTICLE 6

OPERATIONS

6.1    Management.

6.1.1    Except as otherwise expressly provided in this Agreement, the Managing Member shall have sole and complete charge and management of all the affairs and business of the Company and its Subsidiaries, in all respects and in all matters and shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company and its Subsidiaries, to make all decisions affecting the business and affairs of the Company and its Subsidiaries and to take all such actions as it deems necessary or appropriate to accomplish the purposes and direct the affairs of the Company and its Subsidiaries.

6.1.2    Except as otherwise provided in this Agreement, the Managing Member shall have the sole power and authority to bind the Company, except and to the extent that such power is expressly delegated in writing to any other Person by the Managing Member (including, without limitation, through the appointment of officers of the Company).

6.1.3    The Managing Member may appoint one or more individuals to manage the day-to-day business affairs of the Company (the “Officers”). The Officers shall serve at the pleasure of the Managing Member. To the extent delegated by the Managing Member, the Officers shall have the authority to act on behalf of, and bind, execute and deliver documents in the name and on behalf of, the Company. Unless otherwise specified by the Managing Member, such Officers shall have such authority and responsibility in respect of the Company as is generally attributable to the holders of such offices in corporations incorporated under the laws of Delaware. In addition, the Managing Member may designate such other Persons to act as agents of the Company’s business as the Managing Member shall determine in its sole and absolute discretion, and the actions of such other Persons taken in such capacity and in accordance with this Agreement shall bind the Company to the same extent the Managing Member is authorized to bind the Company. Notwithstanding the foregoing provisions of this Section 6.1.3, in no event shall the Managing Member be permitted to delegate any authority to an Officer or otherwise, unless the Managing Member has first obtained any required approval for the actions underlying such delegation in accordance with the provisions of this Agreement. Any delegation by the Managing Member to an Officer or otherwise shall not relieve the Managing Member of its duties or obligations under this Agreement.

6.1.4    Except as otherwise expressly provided in this Agreement or as the Managing Member may delegate, the other Members shall not participate in the management of the Company, and shall have no right, power or authority to act for or on behalf of, or otherwise bind, the Company. Except as expressly provided in this Agreement or required by any non-waivable provisions of applicable law, Members shall have no right to vote on or consent to any other matter, act, decision, or document involving the Company or its business. No Member shall take any action in the name of or on behalf of the Company, including, without limitation, assuming any obligation or responsibility on behalf of the Company, unless such action, and the taking thereof by such Member, shall have been expressly authorized by the Managing Member or shall be expressly and specifically authorized by this Agreement.

6.1.5    Without limiting the generality of the foregoing provisions of this Section 6.1, but subject to the other express limitations and provisions of this Agreement requiring the consent of the Sponsor Member, or, if MGP Member has been removed as Managing Member, MGP Member, including Section 6.3, in furtherance of the Company’s purpose as set forth in Section 1.4, the Managing Member (on behalf of the Company) shall have full and complete power and authority, without the approval of any Member:

(a)    to take all actions necessary to fulfill the Company’s purpose set forth in Section 1.4;

(b)    to negotiate, enter into, perform, modify, extend, terminate, amend, waive, renegotiate, and/or carry out any contracts and agreements of any kind and nature, including, without limitation, contracts and agreements with any Person, including any Member or Assignee, or any Affiliate thereof, or any other agent of the Company, as the Managing Member deems necessary or advisable;

(c)    to, from time to time, employ, engage, hire, or otherwise secure the services of such Persons, including any Member or Assignee, or any Affiliate thereof, as the Managing Member may deem necessary or advisable for the administration of the business of the Company and its Subsidiaries;

(d)    to exercise or waive any and all rights on behalf of the Company or its Subsidiaries;

(e)    to acquire, hold, sell, lease, maintain, operate, exchange and otherwise deal with the Company Assets, including the assets of any of its Subsidiaries;

(f)    to make distributions of Cash Available for Distribution and Capital Proceeds, in accordance with the terms of Articles 4 and 8;

(g)    to borrow or lend money on behalf of the Company or any of its Subsidiaries for any general purpose of the Company or its Subsidiaries in accordance with the terms of Sections 3.8; and

(h)    to control all other aspects of the business and operations of the Company that the Managing Member elects to so control.

6.1.6    The Managing Member is authorized to retain an Affiliate of the Managing Member, to provide corporate services, tax advisory, accounting and related back-office functions to the Company and its Subsidiaries; provided, that such services are on terms no less favorable than that which could be obtained in an arm’s-length, market-rate transaction with a Third Party unaffiliated with Managing Member.

6.1.7    The Managing Member shall cause the Company to make each of the Required Tax Elections.

6.2    Enforcement of the Lease.

6.2.1    Managing Member shall cause the Company to cause each of its Subsidiaries that is party to a Lease Document to enforce the obligations of each Tenant Party under each Lease Document in all material respects, provided if exercising or refraining from exercising any such Subsidiaries’ rights would constitute a Major Decision, MGP Member shall first obtain the consent of the Sponsor Member in accordance with Section 6.3 to such action.

6.2.2    If (i) any Tenant Party commits a breach or default in the performance of any of its material obligations under a Lease Document, (ii) such breach or default continues beyond the expiration of any applicable notice and cure period provided therein (provided that, subject to obtaining any consent of the Sponsor Member required in accordance with Section 6.3, the Managing Member shall be obligated to promptly provide any required notice to the applicable Tenant Party under such Lease Document with respect to such breach or default as and when required under such Lease Document, and promptly deliver a copy of any such notice to the Sponsor Member) and (iii) subject to obtaining any consent of the Sponsor Member required in accordance with Section 6.3, the Managing Member shall fail to cause the Company or its Subsidiaries to take commercially reasonable steps to enforce against the applicable Tenant Party the terms of such Lease Document, then the Sponsor Member may notify the Managing Member of such failure. If such failure shall continue for ten (10) Business Days after the date on which such notice is delivered, or if the Company or applicable Subsidiary that is party to such Lease Document shall otherwise become entitled to terminate such Lease Document pursuant to the terms thereof, then the Sponsor Member shall thereafter have the right (but not the obligation) to exercise, on behalf of the Company or the applicable Subsidiary, all rights of the Company or the applicable Subsidiary, as the case may be, as a party to such Lease Document, including the right to terminate such Lease Document (if and to the extent such Lease Document provides for such termination as a remedy under such circumstances) and/or to institute litigation against such Tenant Party, in each case, upon and subject to the applicable provisions of the applicable Lease Document (including, without limitation, any notice requirements and cure periods provided for therein to the extent such cure periods shall not theretofore have expired).

6.2.3    In the event of a Bankruptcy of any Tenant or MGM, Sponsor Member shall have the authority on behalf of the Company and the Property Owners to exercise any rights or remedies in respect of such Bankruptcy available to the Company and the Property Owners and the Managing Member shall not take any such actions without the prior consent of Sponsor Member.

6.3    Limitations on Authority of the Managing Member.

6.3.1    Notwithstanding any contrary provision of this Agreement (other than Section 6.11), the Managing Member shall not (nor permit the Company or any of its Subsidiaries to) take any of the following actions (each, a “Major Decision”) without the consent of the Sponsor Member, or if replaced as Managing Member, subject to Section 6.4.4, MGP Member, in each instance:

(a)    cause a Property Disposition prior to the Lockout Date;

(b)     cause a Property Disposition on or after the Lockout Date without complying with Section 6.12, to the extent required;

(c)    acquire any real property or material tangible personal property;

(d)    elect to dissolve, liquidate and/or terminate the Company under Section 8.2(a);

(e)    institute or consent to a Bankruptcy of the Company or any Subsidiary of the Company;

(f)    enter into any Credit Arrangements other than the Initial Financing, amend, supplement otherwise modify the terms of any Credit Arrangements, or make or give any material notices, or elections to the lender under any Credit Arrangement (excluding ordinary course reporting communications and any required deliverables thereunder; provided, Managing Member shall provide written notice to the other Member of any such required deliverables unless such Member receives such deliverables directly as a notice party);

(g)    admit any Member to the Company other than in accordance with Section 7.5 hereof;

(h)    effect a change in any tax or accounting policies adopted, followed or otherwise applied by the Company or its Subsidiaries except as required by law or a change in GAAP, respectively;

(i)    (i) take any action that causes a Breach (as defined in the Tax Protection Agreement) under the Tax Protection Agreement or a breach of Section 5(a) of the Tax Protection Agreement, (ii) settle or compromise any claim for damages against the Company under the Tax Protection Agreement, (iii) take any action under Section 3(d) or Section 3(e) of the Tax Protection Agreement or (iv) settle or compromise any Company Tax Audit (as defined in the Tax Protection Agreement) in a manner that would give rise to a claim for damages against the Company under the Tax Protection Agreement;

(j)    make any tax election with respect to the Company or its Subsidiaries for federal, state or local tax purposes other than a Required Tax Election;

(k)    except as provided in the first sentence of Section 9.6.1, appoint any Person as the Partnership Representative other than an Affiliate of the Managing Member or an officer of such Person;

(l)    (i) grant any consent, approval or waiver or make any election under any Lease Document, (ii) enter into any amendment, supplement or modification to, any Lease Document or (iii) declare an Event of Default (as defined in the Lease) or elect to terminate any Lease Document (a “Lease Document Major Decision”), provided that, with respect to any Lease Document Major Decision, Sponsor Member, or if removed as Managing Member pursuant to Section 6.4, MGP Member, shall exercise such consent or approval right with the same standard (e.g., “reasonable,” “sole discretion,” etc.), if any, provided for the Landlord to approve such matter in the Lease;

(m)    cause the Company to enter into, or grant any consent or approval of, any transaction with an Affiliate of the Managing Member, (or if the Managing Member is a Third Party appointed by Sponsor Member, Sponsor Member) other than any such Affiliate transactions which are (i) contemplated by this Agreement (including Section 6.16), the MTA or the documents related to the Initial Financing or other approved Credit Arrangements, or (ii) on terms no less favorable than that which could be obtained in an arm’s length, market-rate transaction with a Third Party unaffiliated with Managing Member; provided, Managing Member shall provide prompt written notice to the other Member of any agreement, consent, approval or transaction granted or entered into, as applicable, pursuant to this clause (ii);

(n)    approve or consent to any change in management of a Property at any time after the Lease is terminated;

(o)    take any other matter or action subject to consent of the Sponsor Member (or, if replaced as the Managing Member, the MGP Member) as expressly set forth in this Agreement;

(p)    extend credit, making loans (other than expense advances to Company directors or officers in the ordinary course of business) or making, executing or delivering on behalf of the Company any material indemnity bond or material surety bond, or obligating the Company as a surety, guarantor, lender or accommodation party to any obligation on behalf of a Person (other than a Subsidiary);

(q)    establish a Reserve in excess of $10,000,000;

(r)    make any distributions in kind of Company Assets;

(s)    intentionally omitted;

(t)    change the purpose of the Company or entering into a new line of business;

(u)    institute any litigation, arbitration, claim or demand affecting the Company or any of the assets of the Company involving a claim in excess of $10,000,000 or adjust, settle or compromise any such litigation, arbitration, claim or demand or any debt or judgement against the Company if the settlement amount exceeds $10,000,000 or involves the admission of wrongdoing;

(v)    enter into or approve settlement on behalf of the Company of any claim for payment of insurance in excess of $10,000,000 or for payments of awards or damages arising out of the exercise of eminent domain by any public or governmental authority;

(w)    alter the existing insurance program for the Company and/or the Properties in any material respect (except to the extent necessary in order to comply with the terms of any Credit Arrangement);

(x)    (A) execute or file (1) any material application for zoning, rezoning or zoning variance, (2) any subdivision plans or applications, (3) any request for annexation or any similar filing affecting the use of the Properties, or (4) any development agreement or land use agreement; (B) consent to any material zoning changes; (C) consent to or requesting any material building law variances or waivers; or (D) have any property of the Company partitioned, unless any such actions in this clause (x) are required to be taken by landlord under the terms of the Lease;

(y)    make any decision to restore a Property or any portion of a Property following a casualty or condemnation where the cost to restore exceeds $50,000,000, excluding any restoration of the Property that is required under the terms of the Lease;

(z)    enter into, or modify any instrument or agreement that would encumber title to any Property other than utility, telecommunication or similar immaterial easements or agreements in the ordinary course of operating such Property that would not reasonably be expected to adversely affect the use, value or operation of the Property (other than to a de minimis extent), unless any such actions in this clause (z) are required to be taken by landlord under the terms of the Lease;

(aa)    select the auditors for the Company, except, with respect auditors, if one of the “Big Four” audit firms is chosen;

(bb)    (i) hire any employees of the Company or its Subsidiaries, (ii) enter into any collective bargaining agreements or other labor union contracts or (iii) adopt any Employee Benefit Plan (as defined in the MTA);

(cc)    enter into any lease for all or a portion of the Properties (a “New Lease Major Decision”);

(dd)    (i) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any Person (or equity interests thereof), (ii) make an investment in any other Person (other than a wholly-owned Subsidiary) or (iii) form any additional Subsidiaries of the Company that are not wholly-owned by the Company;

(ee)    settle any tax assessment contest with respect to the Properties;

(ff)    make or commit to any single expenditure or related series of expenditures in excess of $5,000,000 per annum exclusive of any Emergency Expenses or Required Principal Paydowns; and

(gg)    take any action with respect to a Subsidiary that would be considered a Major Decision if conducted by the Company.

Notwithstanding the foregoing, with respect to any request for consent to or approval of any Lease Document Major Decision which is also an Item Subject to Deemed Consent under the Lease, Managing Member shall not be required to submit its request for such approval through a written notice in accordance with this Agreement to the extent Sponsor Member otherwise receives a copy of all such requests from the Tenant (including all required follow-up requests) in accordance with the delivery requirements set forth in the Lease. If Sponsor Member does not notify Managing Member of any objection to any such notices delivered by the Tenant under the Lease prior to such Item Subject to Deemed Consent being deemed approved by the “Landlord” under the Lease in accordance with the terms of the Lease, then Managing Member shall no longer be required to obtain the approval or consent of Sponsor Member to approve, consent to or waive such action and Sponsor Member shall be deemed to have approved the applicable Lease Document Major Decision as of such time.

In the event Sponsor Member believes MGP Member, as Managing Member has taken or caused the Company to take or implement any action considered a Major Decision without the prior written consent of Sponsor Member, Sponsor Member shall provide notice to MGP Member detailing what action was taken and what Major Decision it relates to, and in the event (i) such action was taken by MGP Member without knowingly and willfully breaching Section 6.3.1, and (ii) can be reversed or rescinded at no cost or liability to the Company, then the MGP Member shall then have thirty (30) days after receipt of such notice from Sponsor Member to cure any such action taken by reversing or rescinding such action at no liability to the Company, provided that if such action cannot reasonably be cured within such thirty (30) day period and MGP Member shall have commenced to cure such action within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for up to an additional sixty (60) day period. In the event MGP Member timely cures a breach of Section 6.3.1 in accordance with the immediately preceding sentence, such breach shall not be the basis for a For Cause Removal Event under clause (ii) of the definition thereof. Nothing in this paragraph shall limit the Sponsor Member from challenging any Major Decision taken without the prior written consent of Sponsor Member as being unauthorized and void ab initio.

6.3.2    Notwithstanding any contrary provision of this Agreement, the Managing Member shall have no authority to: (a) do any act in contravention of this Agreement; or (b) knowingly perform any act that would subject any Member or any of its Affiliates to liability for the debts, liabilities or obligations of the Company or another Member (provided, the foregoing shall in no way restrict the execution of a Permitted Carveout Guarantee in accordance with Section 3.8.5).

6.3.3    Notwithstanding any contrary provision of this Agreement, in the event that the applicable Property Owner is required to sell a Property subject to the Lease in accordance with Section 8.2(b) of the Lease, the MGP Member and the Sponsor Member shall jointly approve the terms of any such sale.

6.3.4    The Company and the Members acknowledge and agree that MGP REIT is the indirect parent of MGP Member and BREIT is the indirect parent of the Sponsor Member, and each of MGP REIT, BREIT and Sponsor Member has elected to be treated as a real estate investment trust for U.S. federal income tax purposes and is therefore subject to the requirements set forth in Code Sections 856 through 859. Notwithstanding anything herein to the contrary, each Member acknowledges and agrees that, for so long as MGP REIT, BREIT or Sponsor Member directly or indirectly owns interests in the Company, the Company shall use commercially reasonable efforts to operate, and the Managing Member is hereby authorized and directed to cause the Company to be operated, in a manner (and, in accordance therewith, make timely distributions of Cash Available for Distribution to the Members in accordance with the terms of Article 4) so that MGP REIT, BREIT and/or Sponsor Member can continue to so qualify and avoid federal income and excise tax liability to the extent permitted under the Code.

6.4    Removal of Managing Member.

6.4.1     Upon a Removal Event (other than a Removal Event arising out of a Bankruptcy of MGP Member), Sponsor Member may elect (in its sole discretion) to immediately remove MGP Member as Managing Member, in which event Sponsor Member may appoint a new Managing Member (in its sole discretion) which may be Sponsor Member, an Affiliate of Sponsor Member or a Third Party (the “New Managing Member”) and thereafter, MGP Member shall immediately cease to have any rights as Managing Member and New Managing Member shall succeed to all the rights and obligations of the former Managing Member (in its capacity as Managing Member) hereunder. In the event of a Removal Event arising out of a Bankruptcy of MGP Member, MGP Member shall automatically, and without the need for notice or action by any Member, cease to have any rights as Managing Member and Sponsor Member shall automatically, and without the need for notice or action by any Member, become the New Managing Member and succeed to all the rights and obligations of the former Managing Member (in its capacity as Managing Member) hereunder.

6.4.2    In the event of the removal of the Managing Member pursuant to Section 6.4.1, nothing contained in this Agreement shall prohibit or otherwise prevent the Sponsor Member on behalf of itself, or on behalf of the Company or any Subsidiary, from exercising any other right of Company or any Subsidiary, against the MGP Member or any Affiliate thereof, whether at law or in equity; provided, however, that following the removal of the Managing Member pursuant to Section 6.4.1, the MGP Member shall continue to be entitled to indemnification hereunder pursuant to Section 6.8 in its capacity as Managing Member with respect to the time period prior to such removal, and the MGP Member shall still have all of its rights as a Member and as the MGP Member (as opposed to in its capacity as the Managing Member), including (i) its right to receive distributions, (ii) its approval rights as modified by Section 6.4.4, and (iii) its rights to indemnification hereunder pursuant to Section 6.8.

6.4.3    In the event MGP Member is removed as Managing Member, MGP Member shall promptly (i) deliver all books of account records, files and bank statements of the Company to New Managing Member, (ii) execute, acknowledge and/or deliver such other instruments as may be reasonably requested in order to effectuate an orderly transition to New Managing Member, and (iii) otherwise cooperate with the reasonable requests of Sponsor Member in order to effectuate an orderly transition to New Managing Member. In the event that the consent of a lender under a Credit Arrangement is necessary to remove the Managing Member, to appoint New Managing Member, or both, then MGP Member shall, as requested by New Managing Member, cooperate and take all action and execute all documents reasonably necessary or appropriate to obtain such consent or to satisfy such condition.

6.4.4    In the event MGP Member is removed as Managing Member as a result of an occurrence described under clauses (i) or (iii) of the definition of “Removal Event”, the New Managing Member shall not (nor permit the Company or any of its Subsidiaries to) take any action which would constitute a Major Decision without the consent of MGP Member, other than a Lease Document Major Decision or New Lease Major Decision which New Managing Member shall be permitted to take (or cause the Company or its Subsidiaries to take) such actions without the consent or approval of MGP Member so long as such action is taken in good faith, does not adversely affect MGP Member in a manner disproportionate to the other Members (and without regard to any affiliation between the MGP Member and MGM or the Other MGM/MGP Arrangements) and is not a transaction with an Affiliate of the New Managing Member. In the event MGP Member is removed as Managing Member as a result of a For Cause Removal Event, New Managing Member is expressly permitted to take (or permit the Company or any of its Subsidiaries to take) any action which would constitute Major Decisions, other than the actions set forth in Sections 6.3.1(a), 6.3.1(b), 6.3.1(c), 6.3.1(d), 6.3.1(e), 6.3.1(g), 6.3.1(h), 6.3.1(i), 6.3.1(j) 6.3.1(m), 6.3.1(o) (assuming it stated “MGP Member” as opposed to “Sponsor Member” therein), 6.3.1(r), 6.3.1(t), and 6.3.1(gg) (solely to the extent that MGP Member otherwise has the right to approve the applicable Major Decision in accordance with this Section 6.4.4) which shall require the approval of MGP Member.

6.5    Reimbursement and Remuneration Generally. The Managing Member shall not be compensated for acting in such capacity, but shall be entitled to reimbursement for actual and commercially reasonable Third Party out-of-pocket expenses incurred in furtherance of the business or management of the Company. Distributions received by the Members pursuant to Articles 4 and 8 are not, and shall not be deemed to be, remuneration within the meaning of this Section 6.5.

6.6    Reliance by Third Parties. Any Person dealing with the Company or the Managing Member may rely upon a certificate signed by the Managing Member (or any one or more of its agents designated by the Managing Member for such purpose or given such authority) as to:

6.6.1    The identity of the Managing Member, any Member of the Company or any Officer;

6.6.2    The existence or non-existence of any facts which constitute a condition precedent to acts by the Managing Member or in any other manner germane to the affairs of the Company;

6.6.3    The Persons who are authorized to execute and deliver any instrument or document for or on behalf of the Company; or

6.6.4    Any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.

6.7    Records and Reports.

6.7.1    The Managing Member shall cause to be kept (and made available to each Member), at the principal place of business of the Company, or at such other location as the Managing Member shall reasonably deem appropriate, full and proper ledgers, other books of account, and records of all receipts and disbursements, other financial activities, and the internal affairs of the Company for at least the current and past seven (7) fiscal years; provided, however, that the Managing Member shall further retain all of the foregoing for any given fiscal year for so long as any applicable federal and/or applicable state income tax statute of limitations remains open with respect to such year.

6.7.2    The Members agree that the books of the Company shall be kept for accounting purposes in accordance with U.S. generally accepted accounting principles, consistently applied, and shall be kept for tax reporting purposes in accordance with applicable provisions of the Code. The fiscal year of the Company shall end on December 31 of each year.

6.7.3    The Managing Member shall:

(a)    prepare or cause to be prepared and delivered to each Member: (i) within forty-five (45) days following the end of each fiscal quarter of the Company, a draft report setting forth in sufficient detail all such information and data with respect to business transactions affecting or involving the Company during such fiscal quarter and shall enable such Member to prepare its state, federal and local income tax returns in accordance with the laws, rules and regulations then prevailing, (ii) within five (5) business days following the last day of each calendar month, preliminary income statement information required for net asset value reporting, including net revenue and interest expense, (iii) within fifteen (15) days following the last day of each calendar month, unaudited monthly statements of operation and balance sheet of the Company, (iv) within the later of (i) seventy-five (75) days following the last day of the calendar year of the Company or (ii) fifteen (15) days prior to the filing date required by the SEC or other requesting party, unaudited annual financial statements of the Company, only to the extent requested or if required by either Member, (v) promptly provide copies of all financial statements and/or other material financial information related to the Company, its Subsidiaries or any of the Properties delivered to any Lender in accordance with the terms of any Credit Arrangements, and (vi) promptly provide copies of all notices, reports, statements, certificates and other information or deliverables provided to the Company under the Lease. Upon the request of a Member (or its permitted transferee), the Company shall provide such Member (or its permitted transferee), as applicable, with information necessary to determine that the Company’s income and assets satisfy the requirements of Sections 856(c)(2) through (4) of the Code (including responding to questionnaires identifying and describing services provided to tenants of the Properties) within twenty-five (25) days following the end of each calendar quarter, and shall use commercially reasonable efforts to provide, as soon as reasonably practicable, any other information requested by such Member and reasonably necessary for such Member (or any of its direct or indirect owners) to determine its compliance with the REIT requirements under Sections 856 and 857 of the Code. In furtherance of the foregoing, the Managing Member shall, on request of a Member, provide quarterly taxable income projections to the Members within forty-five (45) days after the end of each fiscal quarter; and

(b)    within one hundred eighty days (180) days after the end of each fiscal year, the Company shall deliver to each Member a copy of the Company’s federal, state and local income tax or information returns for such fiscal year or portion thereof, such Member’s Schedule K-1, and such other information, if any, with respect to the Company as may be necessary for the preparation of such Member’s U.S. federal income tax returns, including a statement showing such Member’s share of the Company’s income, gain or loss, expense and credit for such fiscal year for federal income tax purposes.

6.7.4    Each of the Members (personally or through an authorized representative) may, for purposes reasonably related to their Interests, examine and copy (at their own cost and expense) the books and records of the Company at all reasonable business hours. At the request of the Sponsor Member, the Managing Member shall make available to Sponsor Member at the Company’s principal place of business during regular business hours the books and records of the Company.

6.7.5    Each Member shall have the right to cause the books and records, including annual financial statements, of the Company to be audited annually (using current PCAOB guidelines, if required by either Member, or otherwise using current AICPA guidelines) by an independent accounting firm of recognized regional or national standing as may be selected by the Managing Member and such audited annual financial statements shall be delivered at the later of (i) seventy-five (75) days following the last day of the calendar year of the Company or (ii) fifteen (15) days prior to the filing date of such financial statements required by the SEC or other requesting party. The cost of any such audit shall be a Company Expense.

6.8    Indemnification and Liability.

6.8.1    The Company shall indemnify and hold harmless the Managing Member, each of the Members and all officers, directors, partners, members and agents of such parties (each an “Indemnitee”) to the full extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements and other costs of litigation, whether pending or threatened), judgments, fines, settlements and other amounts, of any nature whatsoever, known or unknown, liquid or illiquid (collectively, “Liabilities”) arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, arising out of or incident to the business of the Company, if (a) the Indemnitee acted in good faith in a manner such Person believed to be within the scope of such Indemnitee’s authority and in, or not contrary to, the best interests of the Company, and (b) the Indemnitee’s conduct did not constitute fraud, bad faith, willful misconduct, gross negligence or a material breach of this Agreement (each a “Bad Act”). Notwithstanding anything to the contrary herein, the foregoing indemnity shall not extend to any Liabilities of a Member to another Member for such Member’s breach of any of its representations, warranties, covenants, agreements or acknowledgements in this Agreement.

6.8.2    Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 6.8 shall be advanced from time to time by the Company in order to pay such expenses when due prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of a satisfactory written commitment by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized in this Section 6.8.

6.8.3    The indemnification provided by this Section 6.8 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or equity or otherwise, and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

6.8.4    Any indemnification by the Company provided hereunder shall be satisfied solely out of the Company Assets. No Member shall be subject to personal liability by reason of these indemnification provisions.

6.8.5    No Indemnitee shall be denied indemnification in whole or in part under this Section 6.8 by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

6.8.6    Except as set forth in Section 6.8.3, the provisions of this Section 6.8 are for the benefit of the Indemnitees only and shall not be deemed to create any rights for the benefit of any other Person.

6.8.7    None of the officers, directors, members or partners of the Company, of the Managing Member or of any Member shall be liable to the Company or to any other Member for any Liabilities sustained or incurred as a result of any act or omission of such Person if (a) such Person acted in good faith in a manner such Person believed to be within the scope of such Person’s authority and in, or not contrary to, the best interests of the Company, and (b) such Person’s conduct did not constitute a Bad Act.

6.8.8    The Managing Member is hereby authorized on behalf of the Company to cause the Company to indemnify, hold harmless and release any agents and/or advisors of the Company, the Managing Member and the Company’s Affiliates, to the same extent provided with respect to the Indemnitees in this Section 6.8.

6.8.9    Notwithstanding anything to the contrary in this Section 6.8, in the event that Indemnitee suffers any losses from a Bad Act of a Member and/or the Managing Member (as applicable), such Indemnitee shall be entitled to bring a suit against such party to recover damages and to seek all other remedies available to Indemnitee in law and equity. No payments made pursuant to this Section 6.8.9 shall be treated as a Capital Contribution hereunder.

6.9    Duties and Conflicts.

6.9.1     The Members, in connection with their respective duties, responsibilities, rights and obligations hereunder, shall at all times have a duty to act in good faith, but recognizing that each Member may act in its own economic self-interest and in accordance with such tax and business objectives as it deems appropriate or desirable for such Member and shall not have any fiduciary duties to the Company, any other Member or any other Person bound by this Agreement. So long as a Member acts in good faith and with the express provisions of this Agreement, such Member shall not be in breach of any duties (including any fiduciary duties that may otherwise be imposed by law) or have any Liabilities to the Company, any other Member or any other Person bound by this Agreement, whether at law or in equity. The provisions of this Agreement, to the extent that they expand, restrict or eliminate the duties and Liabilities of a Member otherwise existing at law or in equity, are agreed by the Members to replace fully and completely such other duties and Liabilities of each Member. Subject to the foregoing, but notwithstanding anything else in this Agreement to the contrary or otherwise applicable law, whenever a Member or the Members are required or permitted to make a decision, take or approve an action, or omit to do any of the foregoing: (a) “in its discretion,” under a similar grant of authority or latitude, or without an express standard of behavior (including, without limitation, standards such as “reasonable”), then each Member shall be entitled to consider only such interests and factors, including its own, as it desires, and shall, to the fullest extent permitted by law, have no duty or obligation to consider any other interests or factors whatsoever (other than the duty to act in good faith), or (b) with an express standard of behavior (including, without limitation, standards such as “reasonable”), then each Member shall comply with such express standard but shall not be subject to any other, different or additional standard (other than the standard of good faith). Notwithstanding anything to the contrary contained herein, there are no restrictions on any acts or omissions by MGP related to MGM which are unrelated to this Agreement, the Company or the Properties.

6.9.2    Notwithstanding the provisions of Section 6.8.1, each Member and its Affiliates may engage or invest in, and devote its and their time to, any other business venture or activity of any nature and description, whether or not such activities are considered competitive with the Company, its Subsidiaries or the businesses of any of them (the “Right to Compete”), and neither the Company nor any other Member shall have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity of any Member (or to the income or proceeds derived therefrom), and the pursuit of such other venture or activity shall not be deemed wrongful or improper. The Right to Compete of each Member and its Affiliates does not require notice to, approval from, or other sharing with, any of the other Members or the Company. The legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines shall not be applied to any such competitive venture or activity of a Member or its Affiliates. No Member or its Affiliates shall have any obligation to the Company or its other Members with respect to any opportunity. Sponsor Member acknowledges that MGP and/or its Affiliates have entered into, or may in the future enter into, transactions or arrangements with MGM and/or its Affiliates related to the ownership, leasing and operating of real estate other than the Properties and to which the Company and its Subsidiaries are not a party (the “Other MGM/MGP Arrangements”), and Sponsor Member agrees that this Agreement shall in no way restrict MGP and/or its Affiliates with respect to the Other MGM/MGP Arrangements or require MGP and/or its Affiliates to take any action, or omit to take an action, with respect to the Other MGM/MGP Arrangements.

6.10    REOC Management Rights. At any time upon request to the Company, any Property Owner shall enter into a letter agreement substantially in the form of Exhibit B with Sponsor Member or any of its Affiliates that is intended to qualify as a “real estate operating company” for purposes of the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(d)(3).

6.11    REIT Compliance. Notwithstanding any provision of this Agreement to the contrary (including Section 6.3.1), but subject to the other provisions of this Section 6.11, the Company, the Members and the Managing Member agree to use reasonable best efforts to (i) exercise their rights and perform their obligations under this Agreement and (ii) manage the business and affairs of the Company in a manner that if the Company were a real estate investment trust for purposes of Section 856 of the Code (a “REIT”), it would satisfy the requirements of Sections 856(c)(2), 856(c)(3) and 856(c)(4) of the Code (the “REIT Requirements”), assuming for this purpose that the Company is not a corporation for purposes of applying Sections 856(d)(2)(B)

and 856(d)(5) of the Code. In furtherance of the foregoing, the Company may form one or more subsidiaries which may jointly elect with any Member (or any of its direct or indirect owners) to be “taxable REIT subsidiaries” within the meaning of Section 856(l) of the Code (each, a “TRS”), and may engage in transactions with such TRSs (or any other TRS of any Member (or any of its direct or indirect owners)) consistent with satisfying the requirements of this Section 6.11; provided, further, the Company shall provide the Members with reasonable notice and opportunity to effect such joint election.

6.12    Sale of Properties.

6.12.1    Notwithstanding any provision herein to the contrary (other than Section 6.11), from and after the Lockout Date, MGP Member and the Sponsor Member each shall have the right to cause the Company or the applicable Subsidiary, to sell, exchange or transfer one or both of the Properties for all cash consideration in an arms-length transaction with a Third Party (an “Asset Disposition”) subject to first providing a right of first offer pursuant to this Section 6.12 (“Asset ROFO”); provided, however, if the Lease is still in full force and effect, any Asset Disposition must include all the Properties then demised under the Lease. If either MGP Member or Sponsor Member desires to cause an Asset Disposition (in such capacity, the “Triggering Member”), the Triggering Member shall be required to give written notice (the “Asset ROFO Notice”) to the other Member (in such capacity, the “Asset Responding Member”) of such desire to sell such Property or Properties (the “Offered Assets”). The Asset ROFO Notice shall set forth (i) the Triggering Member’s determination of the gross fair market value of the Offered Assets (the “Asset ROFO Gross Valuation”), (ii) a list of no more than ten (10) potential purchasers of the Offered Assets (the “Asset Potential Purchasers”) selected in the Triggering Member’s sole discretion, (iii) an initial determination of whether any Credit Arrangement secured by the Offered Assets will be repaid by the Company or assumed by the purchaser, and (iv) the methodology pursuant to which Triggering Member expects all prorations, credits, deductions and adjustments to the sale price (the “Asset Disposition PP Adjustments”) and the allocation of closing costs, transfer and similar taxes and title premiums between the seller and purchaser (the “Asset Disposition CC Allocation”). The Asset ROFO Notice shall be deemed a binding irrevocable offer from the Triggering Member to the Asset Responding Member whereby the Asset Responding Member (or an Affiliate it designates) shall have the right to elect to purchase prior to the expiration of the Asset ROFO Offer Period (1) if the Offered Assets include all of the Properties then owned by the Company (an “Aggregate Sale”), the entire Triggering Member’s Interest in the Company (which shall include any Optional Loans made by the Triggering Member) for the Asset ROFO Purchase Price, and (2) if the Offered Assets do not include all of the Properties then owned by the Company (an “Individual Sale”), the Offered Assets for the Asset ROFO Gross Valuation, in each case, on the terms and conditions specified in the Asset ROFO Notice. At any time within the sixty (60) day period (the “Asset ROFO Offer Period”) commencing on the day the Triggering Member delivers the Asset ROFO Notice to the Asset Responding Member, the Asset Responding Member shall either (A) deliver to the Triggering Member written notice electing to purchase the Offered Assets (the “Asset ROFO Election Notice”) or (B) deliver to Triggering Member written notice rejecting the offer contained in the Asset ROFO Offer (an “Asset ROFO Rejection Notice”). If the Asset Responding Member fails to deliver an Asset ROFO Election Notice or Asset ROFO Rejection Notice within the Asset ROFO Offer Period, the Asset Responding Member shall be deemed to have delivered an Asset ROFO Rejection Notice and shall be deemed to have waived its right to purchase the Offered Assets.

6.12.2    If the Asset Responding Member delivers an Asset ROFO Election Notice, then within ten (10) days after the date thereof (or, if such date is not a Business Day, the immediately following Business Day), the Asset Responding Member shall deposit in escrow with a reputable title insurance company authorized to do business in the State of New York (the “Asset ROFO Escrow Agent”) pursuant to escrow instructions consistent with this Section 6.12, a non-refundable cash down payment in immediately available funds in an aggregate amount equal to 10% of the Asset ROFO Gross Valuation (in the event of an Individual Sale) or 5% of the Asset ROFO Gross Valuation (in the event of an Aggregate Sale) (as applicable, the “Asset ROFO Down Payment”). If the Asset Responding Member fails to timely deliver the Asset ROFO Down Payment, the Asset Responding Member shall be deemed to have failed to deliver an Asset ROFO Election Notice and Asset ROFO Rejection Notice and the terms of the last sentence of Section 6.12.1 above shall apply.

6.12.3    If the Asset Responding Member timely delivers the Asset ROFO Down Payment, then the Asset Responding Member, as purchaser, and the applicable Property Owner (in the event of an Individual Sale) or the Triggering Member (in the event of an Aggregate Sale), as seller, shall proceed to close the sale of the applicable Property or interests in the applicable Subsidiary for the Asset ROFO Gross Valuation (in the event of an Individual Sale) or the entire Triggering Member’s Interests in the Company at the Asset ROFO Purchase Price (in the event of an Aggregate Sale) (as applicable, the “Asset ROFO Closing”) on a mutually acceptable closing date (the “Asset ROFO Closing Date”), but in any event not later than sixty (60) days after the Asset Responding Member delivered the Asset ROFO Down Payment to the Asset ROFO Escrow Agent, through a mutually satisfactory escrow arrangement with the Asset ROFO Escrow Agent. On the Asset ROFO Closing Date, (x) (1) in the event of an Individual Sale, the applicable Property Owner shall sell to Asset Responding Member the applicable Property pursuant to a customary deed, subject to all liens, claims, encumbrances of record other than any lien securing a Credit Arrangement which shall be discharged by the applicable Property Owner at the Asset ROFO Closing (unless the applicable Asset ROFO Notice included a determination that such Credit Arrangement would be assumed by the purchaser), or (2) in the event of an Aggregate Sale, the Triggering Member shall sell to the Asset Responding Member the entire Triggering Member’s Interests in the Company, in each case, free and clear of all liens, claims, encumbrances, options and rights of any kind by execution and delivery of documents substantially in the form of the Interest ROFO Sale Documents, (y) the Asset ROFO Escrow Agent shall deliver the Asset ROFO Down Payment in immediately available funds to the Property Owner (in the event of an Individual Sale) or Triggering Member (in the event of an Aggregate Sale) and (z) the Asset Responding Member shall pay to the Company or Property Owner, as applicable, the Asset ROFO Gross Valuation (in the event of an Individual Sale) or to Triggering Member (in the event of an Aggregate Sale) the Asset ROFO Purchase Price (in each case, less a credit for the Asset ROFO Down Payment) in immediately available funds, as adjusted by Asset Disposition PP Adjustments. None of the Triggering Member, the Company or any Subsidiary shall be required to make any representations or warranties with respect to the Triggering Member, the Company, any Subsidiary or the Property in connection with such sale (but shall make customary warranties regarding the Company’s or Triggering Member’s, as applicable, due authority, execution and delivery and lien-free title to the Triggering Member’s Interests in the case of an Aggregate Sale). Each party shall pay its own closing costs in connection with such sale, provided that any costs specified in the Asset Disposition CC Allocation shall be paid in accordance with such allocation. If the Asset ROFO Closing fails to occur by reason of a default of the Asset Responding Member, the Asset Responding Member’s Asset ROFO rights under this Section 6.12 (including the right to be the Triggering Member) shall be deemed forever extinguished and shall thereafter be null and void and of no further force and effect, the Company or Property Owner or the Triggering Member, as applicable, shall be entitled to retain the Asset ROFO Down Payment as liquidated damages and the Triggering Member shall thereafter be free, at any time and from time to time, to cause a sale of the Offered Assets in an arms-length transaction with a third-party unaffiliated with the Triggering Member at such price as the Triggering Member determines in its sole discretion. If the Asset ROFO Closing hereunder fails to occur by reason of default of the Triggering Member, the Asset Responding Member shall have the right, as its sole and exclusive remedy (other than as specifically provided below), to either (A) demand that the Asset ROFO Down Payment be returned to the Asset Responding Member (and the Triggering Member shall reimburse the Asset Responding Member’s reasonable and actual third party costs incurred in connection with the failed Asset ROFO Closing), or (B) seek specific performance within forty-five (45) days of such failure to close, and Triggering Member shall be prohibited from initiating the Asset ROFO for a period of two (2) years from the date on which the Asset ROFO Down Payment is returned to the Asset Responding Member in accordance with the foregoing.

6.12.4    If the Asset Responding Member delivers an Asset ROFO Rejection Notice (or is deemed to have delivered an Asset ROFO Rejection Notice), then the Triggering Member shall a period of 270 days from expiration of the Asset ROFO Offer Period to cause the Company or any applicable Subsidiary (or Subsidiaries) to enter into a contract of sale with a third party unaffiliated with the Triggering Member (the “Asset ROFO Purchase Agreement”) to complete the sale of the Offered Assets for a purchase price of not less than 95% of the Asset ROFO Gross Valuation (without regard to customary prorations) and to a purchaser who must be among the Asset Potential Purchasers or their respective Affiliates. The Asset ROFO Purchase Agreement must provide for a closing thereunder on a date not later than 365 days after expiration of the Asset ROFO Offer Period. If (i) the Asset ROFO Purchase Agreement is not executed within 270 days from expiration of the Asset ROFO Offer Period, (ii) the closing thereunder does not occur within 365 days of the expiration of the Asset ROFO Offer Period, or (iii) the Triggering Member desires to sell the Offered Asset either (x) to a Person other than an Asset Potential Purchaser or its Affiliates or (y) for less than 95% of the Asset ROFO Gross Valuation (without regard to customary prorations), the Triggering Member must again comply with the ROFO procedures in this Section 6.12 prior to causing a sale of the Offered Assets and the other Member shall have all the rights available to it under this Section 6.12 in connection with any such sale. If any Member has triggered the Asset ROFO pursuant to this Section 6.12 or the Interest ROFO pursuant to Section 7.1.4, then the Asset Responding Member shall not be entitled to commence the Asset ROFO process set forth in this Section 6.12, until such Asset ROFO process commenced under this Section 6.12 or Interest ROFO process under Section 7.1.4 has expired.

6.12.5    Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 6.12, in the event that Sponsor Member is the Triggering Member and MGP Member has elected to purchase the Interests in the Company of the Sponsor Member, at the discretion of Sponsor Member, rather than convey the direct Interests in the Company, the ownership interests in Sponsor Member (or in the direct or indirect owner of Sponsor Member that owns no assets other than 100% of the direct or indirect ownership interests in Sponsor Member) shall be conveyed to the Asset Responding Member at the Asset ROFO Closing and the Asset

ROFO Sale Documents shall be modified accordingly; provided, that any sale of direct or indirect interest in Sponsor Member shall be conditioned on Sponsor Member or its credit worthy Affiliate indemnifying MGP Member in a manner reasonably satisfactory to MGP Member for all liabilities of Sponsor Member (and any direct or indirect owner of Sponsor Member being acquired by MGP Member as part of such sale, if any) relating to or resulting from the period prior to the consummation of the Asset ROFO Closing.

6.13    Gaming Laws and Authorities. The Sponsor Entity and the MGP Entity hereby acknowledges that each of the MGP Entity, the Company and the Sponsor Entity are subject to Gaming Laws and are under the jurisdiction of Gaming Authorities. In this regard, the Sponsor Entity and the MGP Entity agree to provide information to Gaming Authorities, as required by Gaming Laws, and to respond promptly to any request for information from any Gaming Authority.

ARTICLE 7

INTERESTS AND TRANSFERS OF INTERESTS

7.1    Transfers.

7.1.1    Generally.

(a)     Except as permitted in this Article 7, no Member shall Transfer all or any part of its Interest without the prior written consent of the other Member(s), which may be granted or withheld in each Member’s sole discretion, and any Transfer or other disposition of any direct or indirect interest in the stock, partnership, limited liability company or other beneficial interest in any Member shall be prohibited unless permitted by the terms of Section 7.1.2. The approval by any Member to Transfer in any one or more instances shall not limit or waive the requirement to obtain approval in any other or future instance. Any Transfer of an Interest in contravention of this Article 7 shall be a breach of this Agreement and be null and void, and the other Members shall have all the rights and remedies available under this Agreement and applicable law or in equity.

(b)    Except as otherwise expressly provided in this Article 7, the recipient of any direct Interest Transferred in accordance with this Article 7 shall be an Assignee only, with only the rights provided in Section 7.4, unless and until admitted as a Substitute Member pursuant to Section 7.5.

7.1.2    Permitted Transfers. Notwithstanding anything in this Agreement to the contrary, but subject to the satisfaction of the conditions set forth in this Article 7, if applicable, the following Transfers shall be permitted without consent of any other Member:

(a)    Each Member shall be permitted to Transfer all (but not less than all) of its direct Interest or all (or any part) of its indirect Interest to a Transfer Affiliate;

(b)    Each Member shall be permitted to Transfer all or any portion of its direct or indirect Interest to any other Member;

(c)    Each Member shall have the right to Transfer up to 49% of its indirect Interests in the Company that it has on the date hereof to any Person; provided, (i) if after giving effect to such Transfer together with all prior Transfers made by such Member in reliance on this clause, such Member would no longer meet the definition of a “Transfer Affiliate”, such Transfer shall be subject to compliance with the terms of Section 7.1.4, (ii) prior to the Competitor Restriction Termination Date, the Sponsor Member may not Transfer any such Interests to a Tenant Competitor and (iii) prior to the expiration of the Tax Protection Period, the Sponsor Member may not Transfer any such Interests to an MGP Competitor;

(d)    At any time after the expiration of the Tax Protection Period, each Member shall have the right to directly (but not less than all) or indirectly Transfer all or any portion of its Interests to any Person; provided, (i) if after giving effect to such Transfer together with all prior Transfer made by such Member in reliance on this clause, such Member would no longer meet the definition of a “Transfer Affiliate”, such Transfer shall be subject to compliance with the terms of Section 7.1.4, and (ii) prior to the Competitor Restriction Termination Date, the Sponsor Member may not Transfer any such Interests to a Tenant Competitor;

(e)    Transfers of interests in any Public Vehicle that directly or indirectly is the owner of Interests shall be permitted without restriction;

(f)    Transfers, at any time, to a Person pursuant to and in accordance with Section 8.2(b) of the Lease; and

(g)    In the event that any Gaming Authority requires that the Sponsor Member or its direct or indirect owner apply for a gaming license in connection with its ownership of the Property, Sponsor Member shall be permitted to implement a “voteco” structure which would result in (x) 100% of the voting membership interests in Sponsor Member (or a direct or indirect owner of Sponsor Member) being owned by a Voteco Entity, (y) Voteco Entity thereafter controlling Sponsor Member, and (z) no less than 95% of the direct or indirect economic interests in Sponsor Member continuing to be owned by BREIT OP.

7.1.3    Intentionally Omitted.

7.1.4    Interest Transfers Subject to ROFO.

(a)    In connection with a Transfer of Interests pursuant to Section 7.1.2(c) or (d) by either Member, each such Transfer shall be subject to the right of first offer given to the other Member pursuant to this Section 7.1.4(a) (“Interest ROFO”). The Member desiring to sell its Interests (“Selling Member”) shall be required to give written notice (the “Interest ROFO Notice”) to the other Member (the “Interest Responding Member”) of the Selling Member’s desire to sell all or a portion its Interests (collectively, the “ROFO Offered Interest”). The Interest ROFO Notice shall set forth (i) a description of the ROFO Offered Interest (i.e. all of the Selling Member’s Interests in the Company or a specified percentage), (ii) the cash price (“Interest ROFO Purchase Price”) that the Selling Member is willing to accept for a sale of the ROFO Offered Interests, (ii) a list of no more than ten (10) potential purchasers of the ROFO Offered Interest selected in Selling Member’s sole discretion (the “Interest Potential Purchasers”), and (iii) the methodology pursuant to which Selling Member expects all prorations, credits, deductions and adjustments to the sale price (the “Interest ROFO PP Adjustments”) and the allocation of closing costs, transfer and similar taxes and title premiums between the seller and purchaser (the “Interest ROFO CC Allocation”). The Interest ROFO Notice shall be deemed a binding irrevocable offer from the Selling Member to the Interest Responding Member whereby the Interest Responding Member (or an Affiliate it designates) shall have the right to elect to purchase prior to the expiration of the Interest ROFO Offer Period the entire ROFO Offered Interest (which shall include the pro rata share (based on the ROFO Offered Interest over the total Membership Interest of the Selling Member) of any Optional Loans made by the Selling Member) for the Interest ROFO Purchase Price, subject to the Interest ROFO PP Adjustments and ROFO CC Allocation specified in the Interest ROFO Notice. At any time within the sixty (60) day period (the “Interest ROFO Offer Period”) commencing on the day the Selling Member sends the Interest ROFO Notice to the Interest Responding Member, the Interest Responding Member shall either (A) deliver to the Selling Member a written notice electing to purchase the ROFO Offered Interests for the Interest ROFO Purchase Price (an “Interest ROFO Election Notice”) or (B) deliver to Selling Member a written notice rejecting the offer contained in the Interest ROFO Notice (an “Interest ROFO Rejection Notice”). If the Interest Responding Member fails to deliver an Interest ROFO Election Notice or Interest ROFO Rejection Notice within the Interest ROFO Offer Period, the Interest Responding Member shall be deemed to have delivered an Interest ROFO Rejection Notice rejecting the offer contained in the Interest ROFO Notice and shall be deemed to have waived its right to purchase the ROFO Offered Interest. During the Interest ROFO Offer Period, the Selling Member shall not sell or offer for sale its ROFO Offered Interest unless the Interest Responding Member delivers an Interest ROFO Rejection Notice. In the case of any Transfer of Interests pursuant to Section 7.1.2(c) or (d) which consists of direct or indirect interests in the Selling Member, the ROFO Offered Interest that the Interest Responding Member shall have the right to purchase pursuant to the rights described in this Section 7.1.4 shall consist of the applicable corresponding portion of the direct Interest of the Selling Member.

(b)    If the Interest Responding Member delivers an Interest ROFO Election Notice, then within ten (10) days after the date thereof (or, if such date is not a Business Day, the immediately following Business Day), the Interest Responding Member shall deposit in escrow with a reputable title insurance company authorized to do business in the State of New York (the “Interest ROFO Escrow Agent”) pursuant to escrow instructions consistent with this Section 7.1.4(b), a non-refundable cash down payment in immediately available funds in an aggregate amount equal to 10% of the Interest ROFO Purchase Price (the “Interest ROFO Down Payment”). If the Interest Responding Member fails to timely deliver the Interest ROFO Down Payment, the Interest Responding Member shall be deemed to have failed to deliver an Interest ROFO Election Notice and the terms of the third from last sentence of clause (a) above shall apply.

(c)    If the Interest Responding Member timely delivers the Interest ROFO Down Payment, the Selling Member, as seller, and the Interest Responding Member, as purchaser, shall proceed to close the sale of the ROFO Offered Interest at the Interest ROFO Purchase Price (the “Interest ROFO Closing”) on a mutually acceptable closing date (the “Interest ROFO Closing Date”), but in any event not later than sixty (60) days after the Interest Responding Member delivered the Interest ROFO Down Payment to the Interest ROFO Escrow Agent, through a mutually satisfactory escrow arrangement with the Interest ROFO Escrow Agent. On the Interest ROFO Closing Date, (x) the Selling Member shall sell to the Interest Responding

Member the ROFO Offered Interest free and clear of all liens, claims, encumbrances, options and rights of any kind by execution and delivery of the documents attached hereto as Exhibit C (the “Interest ROFO Sale Documents”), (y) the Interest ROFO Escrow Agent shall deliver the Interest ROFO Down Payment in immediately available funds to the Selling Member and (z) the Interest Responding Member shall pay to the Selling Member the Interest ROFO Purchase Price (less a credit for the Interest ROFO Down Payment) in immediately available funds, as adjusted by the Interest ROFO PP Adjustments. None of the Selling Member, the Company or any Subsidiary shall be required to make any representations or warranties with respect to the Company or the Properties in connection with such sale (but shall make customary warranties regarding the Selling Member’s due authority, execution and delivery and lien-free title to the ROFO Offered Interest). Each party shall pay its own closing costs in connection with such sale; provided that any costs specified in the Interest ROFO CC Allocation shall be paid in accordance with such allocation. If the Interest ROFO Closing fails to occur by reason of a default of the Interest Responding Member, the Interest Responding Member’s Interest ROFO rights under this Section 7.1.4(c) shall be deemed forever extinguished and shall thereafter be null and void and of no further force and effect, the Selling Member shall be entitled to retain the Interest ROFO Down Payment as liquidated damages and the Selling Member shall thereafter be free, at any time and from time to time, to cause a sale of the ROFO Offered Interest at such price as the Selling Member determines in its sole discretion. If the Interest ROFO Closing hereunder fails to occur by reason of default of the Selling Member, the Interest Responding Member shall have the right, as its sole and exclusive remedy, to either (A) demand that the Interest ROFO Down Payment be returned to the Interest Responding Member (and the Selling Member shall reimburse the Interest Responding Member’s reasonable and actual Third Party costs in connection with such failed Interest ROFO Closing), or (B) seek specific performance within forty-five (45) days of such failure to close, and the Selling Member shall be prohibited from initiating the Interest ROFO for a period of two (2) years from the date on which the Interest ROFO Down Payment is returned to the Interest Responding Member in accordance with the foregoing.

(d)    If the Interest Responding Member delivers an Interest ROFO Rejection Notice (or is deemed to have delivered an Interest ROFO Rejection Notice), then the Selling Member shall have a period of 270 days from expiration of the Interest ROFO Offer Period to enter into a contract of sale with a third party unaffiliated with Selling Member (the “Interest Purchase Agreement”) for the sale of the ROFO Offered Interest at a purchase price of not less than 95% of the Interest ROFO Purchase Price (without regard to adjustments or prorations) and to a purchaser who must be among the Interest Potential Purchasers or their respective Affiliates. The Selling Member shall deliver a copy of the Interest Purchase Agreement (together with all schedules and exhibits thereto) to the Interest Responding Member promptly following execution. The Interest Purchase Agreement must provide for a closing thereunder on a date not later than 365 days after expiration of the Interest ROFO Offer Period. If (i) the Interest Purchase Agreement is not executed within 270 days from expiration of the Interest ROFO Offer Period, (ii) the closing thereunder does not occur within 365 days of the expiration of the Interest ROFO Offer Period, or (iii) Selling Member desires to sell the ROFO Offered Interest either (x) to a Person other than an Interest Potential Purchaser or its Affiliates or (y) for less than 95% of the Interest ROFO Purchase Price (without regard to adjustments or prorations), Selling Member must again comply with the ROFO procedures in this Section 7.1.4(d) prior to any sale of its Interests and the other Member shall have all the rights available to it under this Section 7.1.4 in connection with any such sale. If any Member has triggered the Asset ROFO pursuant to Section 6.12 or the Interest ROFO pursuant to this Section 7.1.4, then the Interest Responding Member shall not be entitled to commence the Interest ROFO process set forth in this Section 7.1.4, until such Asset ROFO process commenced under Section 6.12 or Interest ROFO process commenced under this Section 7.1.4 has expired.

(e)    In the event that Interest Responding Member has elected to purchase all of Selling Member’s Interests in the Company pursuant to the exercise of the Interest ROFO under this Section 7.1.4, the Interest Responding Member shall be obligated at the Interest ROFO Closing to either (i) cause any Credit Arrangement secured by any Permitted Carveout Guaranty to be refinanced or otherwise repaid in full, or (ii) cause any Permitted Carveout Guaranty that has been delivered by the Carveout Guarantor Affiliated with the Selling Member to be terminated and/or replaced, and such Carveout Guarantor released from liability with respect thereto in connection with any such replacement, as of the date of such Interest ROFO Closing, except for any liability under any such Permitted Carveout Guaranty arising from any actions that occurred, or circumstances that existed, prior to the Interest ROFO Closing (collectively, the “Retained Guarantee Liabilities”); provided, with respect to the Retained Guarantee Liabilities, the Company shall indemnify the applicable Carveout Guarantor other than those Retained Guarantee Liabilities which arose out of Bad Acts of the Selling Member or any Affiliate thereof.

(f)    Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 7.1.4, in the event that Sponsor Member is the Selling Member, at the discretion of Sponsor Member, the ROFO Offered Interest may be the ownership interests in Sponsor Member (or in the direct or indirect owner of Sponsor Member that owns no assets other than 100% of the direct or indirect ownership interests in Sponsor Member) and the Interest ROFO Sale Documents shall be modified accordingly.

7.2    Further Restrictions. Notwithstanding any contrary provision in this Agreement, any otherwise permitted Transfer of an Interest to any Person shall be null and void if the Managing Member determines that:

(a)    after consultation with a nationally recognized accounting firm selected in good faith by the Managing Member, such Transfer may cause the Company to cease to be classified as a partnership for U.S. federal or state income tax purposes; provided, however, that if, as a result of such Transfer, one Member (for purposes of this Section 7.2(a), the “Acquiring Member”) would own one hundred percent (100%) of the outstanding Interests, and following such Transfer the Company would constitute a disregarded entity for U.S. federal income tax purposes with respect to the Acquiring Member, such Transfer shall be a permitted Transfer;

(b)    after consultation with a nationally recognized accounting firm selected in good faith by the Managing Member, such Transfer would cause a material risk that MGP REIT, BREIT or any other direct or indirect Member of the Company will fail to be treated as a REIT for U.S. federal income tax purposes;

(c)    such Transfer may require the registration of such Transferred Interest pursuant to any applicable federal or state securities laws;

(d)    after consultation with a nationally recognized accounting firm selected in good faith by the Managing Member, such Transfer may cause the Company to become a “Publicly Traded Partnership,” as such term is defined in Code Sections 469(k)(2) or 7704(b) that is taxable as a corporation for U.S. federal income tax purposes;

(e)    such Transfer may subject the Company, the Members or their Affiliates, partners, stockholders or members, as applicable, to regulation under the Investment Company Act of 1940, the Investment Advisers Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended;

(f)    such Transfer is made to any Person who lacks the legal right, power or capacity to own such Interest;

(g)    with respect to the Transfer of a direct Interest in the Company only, the Company does not receive written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form reasonably satisfactory to the Members other than the Member effecting such Transfer; or

(h)    such Transfer would result in a documentary transfer tax liability to the Company or any Subsidiary, unless the transferring Member agrees to bear the entire amount of such documentary transfer tax liability without any right to reimbursement by the Company or any Member.

7.3    Rights of Assignees. Until such time, if any, as the transferee of a direct interest in the Company in any permitted Transfer pursuant to this Article 7 is admitted to the Company as a Substitute Member pursuant to Section 7.5: (a) such transferee shall be an Assignee only, and only shall receive, to the extent Transferred, the distributions and allocations of income, gain, loss, deduction, credit, or similar items to which the Member that Transferred its Interest would be entitled, and (b) such Assignee shall not be entitled or enabled to exercise any other rights or powers of a Member, such other rights remaining with the transferring Member. In such a case, the transferring Member shall remain a Member, and shall remain liable for the satisfaction of all obligations contained herein as a Member, even if such transferring Member has Transferred its entire Economic Interest to one or more Assignees (subject to Section 7.5). In the event any Assignee desires to make a further assignment of any Economic Interest, such Assignee shall be subject to all of the provisions of this Agreement relating to restrictions on Transfer to the same extent as any Member desiring to make such an assignment.

7.4    Admissions, Withdrawals and Removals. No Person shall be admitted to the Company as a Member except in accordance with Section 7.5 (in the case of transferees of a permitted Transfer of an Interest from another Person). No Member shall be entitled to retire or withdraw from being a Member of the Company except (a) in accordance with Section 7.7, or (b) with the consent of each other Member, which consent may be given or withheld in each such Member’s sole and absolute discretion. Subject to Section 6.4, no Member shall be subject to removal. No admission, withdrawal or removal of a Member shall cause the dissolution of the Company. Any purported admission, withdrawal or removal which is not in accordance with this Agreement shall be null and void.

7.5    Admission of Assignees as Substitute Members.

7.5.1    An Assignee shall become a Substitute Member only if and when each of the following conditions are satisfied:

(a)    The assignor of the Interests transferred sends written notice to the Managing Member requesting the admission of the Assignee as a Substitute Member and setting forth the name and address of the Assignee, the Capital Account transferred, the Percentage Interests transferred, and the effective date of the Transfer;

(b)    Intentionally omitted; and

(c)    The Managing Member receives from the Assignee (i) such information concerning the Assignee’s financial capacity and investment experience as the Managing Member may reasonably request, and (ii) written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as a Substitute Member) that are in a form satisfactory to the Managing Member (as determined in the Managing Member’s reasonable discretion).

Notwithstanding the foregoing, upon the Transfer by any Member of all (but not less than all) of its Interest in accordance with Section 7.1.2, the transferee shall automatically become a Substitute Member without having to comply with Section 7.5.1(c)(i).

7.5.2    Upon the admission of any Substitute Member, the books and records of the Company shall be amended by the Managing Member to reflect the name, address, Capital Contributions, Capital Account balance and Percentage Interest of such Substitute Member and to eliminate or adjust, if necessary, the name, address, Capital Contributions, Capital Account balance and Percentage Interest of the predecessor of such Substitute Member. In the event Sponsor Entity or MGP Entity transfers, in accordance with Section 7.1.2, all of its Interests to a Person which is not a Transfer Affiliate, the Members (including any Substitute Member) shall enter into such amendments to this Agreement as are reasonably necessary to update the definition of Sponsor Member or MGP Member, as applicable, and Transfer Affiliate and to otherwise reflect the ultimate ownership of such Substitute Member.

7.6    Withdrawal of Members. If a Member has transferred all of its Interests to one or more Assignees, then such Member shall withdraw from the Company if and when all such Assignees have been admitted as Substitute Members in accordance with this Agreement.

7.7    Conversion of Membership Interest. Upon the Incapacity of a Member or the rejection by a Member of this Agreement in a Bankruptcy of such Member, such Member’s Membership Interest shall automatically be converted to an Economic Interest only, and such Member (or its executor, administrator, trustee, or receiver, as applicable) shall thereafter be deemed an Assignee for all purposes hereunder, with the same Economic Interest as was held by such Member prior to its Incapacity or its rejection of this Agreement, but without any other rights of a Member unless the holder of such Economic Interest is admitted as a Substitute Member pursuant to Section 7.5 above.

ARTICLE 8

DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY

8.1    Limitations. The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Article 8, and the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company Assets.

8.2    Exclusive Causes. Notwithstanding the Act, the following and only the following events shall cause the Company to be dissolved, liquidated, and terminated:

(a)    the joint election by the MGP Member and the Sponsor Member;

(b)    The Transfer of all or substantially all of the Company Assets and the receipt of all consideration therefor, except that if non-monetary consideration is received upon such disposition the Company shall not be dissolved pursuant to this clause until such consideration is converted into money or money equivalent;

(c)    Judicial dissolution; or

(d)    At any time that there are no Members, unless the business of the Company is continued in accordance with the Act.

To the fullest extent permitted by law, any dissolution of the Company other than as provided in this Section 8.2 shall be a dissolution in contravention of this Agreement.

8.3    Effect of Dissolution. The dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until it has been wound up and its assets have been distributed as provided in Section 8.5 of this Agreement and the Certificate has been cancelled by the filing of a certificate of cancellation with the office of the Delaware Secretary of State. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

8.4    No Capital Contribution Upon Dissolution. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, its Capital Contributions thereto, its Capital Account, and its share of Net Profits or Net Losses, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member. Accordingly, if any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the liquidation occurs), then such Member shall have no obligation to make any Capital Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

8.5    Liquidation.

8.5.1    Upon dissolution of the Company, the Company shall thereafter engage in no further business other than that which is necessary to wind up the business, and the Managing Member (or such other Person as the Managing Member may determine) shall act as the “Liquidator” of the Company. A reasonable time shall be allowed for the winding up of the affairs of the Company in order to minimize any losses attendant upon such a winding up. In the event the Liquidator reasonably believes that it is prudent to do so, cash or other assets held in reserve may be placed in a liquidating trust or other escrow immediately prior to the termination of the Company in order to ensure that any and all obligations of the Company are satisfied. After allocating (pursuant to Article 5 of this Agreement) all income, gain, loss, deductions and credit resulting from the liquidation of the Company Assets, the Liquidator shall apply and distribute the cash proceeds thereof as follows (it being understood that any amounts to be paid to a Lending Member pursuant to Section 3.3 shall be paid to such Lending Member out of the following distributions that would otherwise be made to the Non-Contributing Member, but that such amounts shall be deemed to have been distributed to the Non-Contributing Member and immediately repaid by the Non-Contributing Member to the Lending Member):

(a)    First, to the payment of (i) the debts and liabilities of the Company (including any outstanding amounts due under any Credit Arrangements encumbering the Company Assets (or any part thereof) and, to the extent permitted by law, to Members who are creditors) and (ii) the expenses of liquidation; then

(b)    Second, to the establishment of any Reserves which the Liquidator shall determine in its commercially reasonable judgment to be reasonably necessary for contingent, unliquidated or unforeseen Liabilities or obligations of the Company or its Subsidiaries or the Members arising out of or in connection with the Company or its Subsidiaries. Such Reserves may, in the commercially reasonable discretion of the Liquidator, be paid over to a national bank or national trust company selected by the Liquidator and authorized to conduct business as an escrowee to be held by such bank or trust company as escrowee for the purposes of disbursing such Reserves to satisfy the Liabilities and obligations described above, and at the expiration of such period distributing any remaining balance as provided hereinafter in this Section 8.5.1; then

(c)    Third, to the Members in accordance with the terms of Section 4.1.4.

8.5.2    Notwithstanding Section 8.5.1, in the event that the Liquidator determines that an immediate sale of all or any portion of the Company Assets would cause undue loss to the Members, the Liquidator, in order to avoid such loss to the extent not then prohibited by the Act, may either defer liquidation of and withhold from distribution for a reasonable time any Company Assets except those necessary to satisfy, including the provision of reasonable Reserves for, the Company’s debts and obligations, or distribute the Company Assets to the Members in kind in a manner otherwise in accordance with the distribution procedure of Section 8.5.1.

ARTICLE 9

MISCELLANEOUS

9.1    Amendments.

9.1.1    Each Substitute Member shall become a signatory hereto by signing a counterpart signature page to this Agreement, and such other instruments, in such manner, as the Managing Member shall determine. By so signing, each Substitute Member shall be deemed to have adopted and to have agreed to be bound by all of the provisions of this Agreement.

9.1.2    This Agreement shall not be amended or modified without the prior written consent of the Members; provided, however, amendments may be made to this Agreement from time to time by the Managing Member, without the consent of any other Member: (a) to take such actions as may be necessary (if any) to insure that the Company will be treated as a partnership for U.S. federal income tax purposes (provided that any such amendment may not materially adversely affect any Member without such Member’s consent); (b) to reflect the admission of any Substitute Member pursuant to Section 7.5; and in each case, Managing Member shall provide reasonable advance notice of any such amendment to the other Members and promptly provide an executed copy after the execution thereof; and (c) to amend Exhibit A hereto to reflect adjustments to the Percentage Interests of the Members that are made in accordance with the terms of this Agreement;

9.1.3    In making any amendments, there shall be prepared and filed by, or for, the Managing Member such documents and certificates as may be required under the Act and under the laws of any other jurisdiction applicable to the Company.

9.2    Member Representations and Warranties; Indemnification.

9.2.1    Representations and Warranties. Each Member (solely on behalf of itself and not with respect to the other Member(s)) hereby represents and warrants, as of the date of its admission as a Member (or a Substitute Member, as applicable), as follows to the Company and the other Member(s):

(a)    Such Member is duly incorporated, organized or formed (in the event such Member is not a corporation), validly existing and in good standing under the laws of its state of incorporation, organization or formation (as the case may be). Such Member has the requisite power and authority to own its property and to carry on its business as now conducted, to the extent material to its rights and obligations under this Agreement.

(b)    Such Member has all requisite power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder in accordance with the terms and provisions hereof.

(c)    All acts and other proceedings required to be taken by such Member to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken.

(d)    This Agreement has been duly executed and delivered by such Member and constitutes the valid and binding obligation of such Member, enforceable against it in accordance with its terms, except as enforceability may be affected by: (i) the effect of Bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors; (ii) the effect of general principles of equity and the limitation of certain remedies by certain equitable principles of general applicability; and (iii) the fact that the rights to indemnification hereunder may be limited by applicable laws, including federal or state securities laws.

(e)    The execution, delivery and performance by such Member of this Agreement and the transactions contemplated hereby will not constitute a material breach of any term or provision of, or a material default under (i) any outstanding indenture, mortgage, loan agreement or other material contract or agreement to which such Member or any of its Affiliates is a party or by which it or any of its Affiliates or its or their property is bound; (ii) its certificate or articles of incorporation or bylaws or other governing documents; (iii) any material applicable law; or (iv) any material order, writ, judgment or decree having applicability to it.

(f)    Such Member has obtained all approvals and consents required to be obtained by it in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby from all Persons having approval or consent rights, and has made all material filings and registrations, required from or by any governmental body, authority, bureau or agency in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(g)    No Member has incurred any obligation to a broker or finder for payment of any commission or fee in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including its admission as a Member, for which the Company or any other Member may become liable.

(h)    To the extent applicable to such Member, to such Member’s actual knowledge, such Member has complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) and the regulations promulgated thereunder, and the rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). Neither such Member nor any of its Affiliates is included on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, or a resident in, or organized or chartered under the laws of, or otherwise acting for or on behalf of a person ordinarily resident in (A) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Sections 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.

(i)    Such Member is acquiring its Interest for its own account and not for the account of any other Person. Such Member is acquiring its Interest solely for investment and not with a view to, or for resale in connection with, the distribution or other disposition thereof either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance in violation of the Securities Act. Such Member understands that the sale and issuance of the Interests has not been registered under the Securities Act, applicable state securities laws or the securities or similar law of any other jurisdiction whatsoever, and, therefore, the Interests cannot be Transferred or otherwise disposed of unless they are registered under the securities laws of each applicable jurisdiction, or exemptions from such registration requirements are available. Such Member understands that Transfers and dispositions of its Interest can be made only (i) as explicitly permitted or contemplated under the terms of this Agreement and (ii) in compliance with the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder and all applicable state securities and “blue sky” laws; and such Member understands that the Company is under no obligation to register the offer or sale of any Interests in any jurisdiction whatsoever or to assist such Member in complying with any exemption from registration under the securities laws of any jurisdiction whatsoever.

(j)    Such Member understands and is able to bear the economic risk of an investment in the Company and can afford to sustain a total loss on such investment. Such Member further acknowledges that there are substantial risks in the investment (including loss of the entire amount of such investment), that such Member is capable of evaluating the merits and risks of the investment in the Company and such Member has evaluated such risks and determined that the Interest is a suitable investment for such Member. Such Member has such knowledge and experience in business, financial and tax matters, including experience in investing in non-listed and non-registered securities, and is a sophisticated investor capable of utilizing the information made available to it in connection with its investment in the Interest to evaluate the merits and risks of its investment in the Company, to make an informed investment decision with respect thereto and to protect its interests in connection with such investment.

(k)    Such Member, or each beneficial owner (within the meaning of Rule 501 of Regulation D promulgated under the Securities Act (“Regulation D”)) of such Member, (i) is an “accredited investor” as such term is defined in Rule 501 of Regulation D and (ii) has not been formed for the specific purpose of acquiring the Interest unless each beneficial owner of such entity is qualified as an accredited investor within the meaning of Rule 501 of Regulation D.

(l)    Such Member and its legal, tax, accounting and financial advisers have been provided an opportunity to ask questions of and receive information from a Person or Persons acting on behalf of the Company concerning the investment in the Company, the Company Assets, the Company, and such other matters as such Member and any of its advisors have deemed necessary or desirable. All such questions have been answered to the full satisfaction of such Member and any such advisors, and such Member has received all such information requested, but such Member has in all events relied upon its own due diligence in evaluating this Agreement, the Interests, the Properties and the other Company Assets.

(m)    Such Member has consulted and been advised by its own legal counsel and tax advisor in connection with, and acknowledges that no representations as to potential profit, tax consequences of any sort (including the tax consequences resulting from forming or operating the Company, conducting the business of the Company, executing this Agreement, consummating the transactions provided for herein, making a Capital Contribution, being admitted to the Company, receiving or not receiving distributions from the Company, or being allocated Net Profits and Net Losses), cash flows or funds from operations or yield, if any, in respect of the Company have been made by the Company, any Member or any Affiliate of any Member or any employee or representative thereof, and that projections and any other financial information and documentation that may have been in any manner submitted to such Member from any source shall not constitute any representation or warranty of any kind or nature, express or implied and such Member is not relying on any representations or warranties of any other Person in connection therewith, including the Company or any other Member.

(n)    On the date hereof, each Member is deemed to have made to the other Member the Anti-Corruption Representations set forth on Exhibit D hereto.

9.2.2    Additional Representations and Warranties.

(a)    The Sponsor Member hereby represents and warrants to the Company and the MGP Member, that as of the Effective Date, the Sponsor Member is a Transfer Affiliate of BREIT OP.

(b)    The MGP Member hereby represents and warrants to the Company and the Sponsor Member, that as of the Effective Date:

(i)    The MGP Member is, directly or indirectly, majority-owned and Controlled by MGP.

(ii)    The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary company power and authority to carry on its business as set forth in this Agreement.

(iii)    There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the limited liability company interests of the Company or obligating the Company to issue or sell any limited liability company interests of the Company, except as expressly set forth in this Agreement or as may have been created by the Sponsor Member. Interests in the Company issued to the Sponsor Member are free and clear of any and all liens, claims, encumbrances, options and rights of any kind, except as expressly set forth in this Agreement or as may have been created by the Sponsor Member.

(iv)    Other than as contemplated by the MTA, the Company has not conducted any business prior to the Effective Date.

(c)    Each Member hereby represents and warrants to the Company and each other Member that no portion of the assets used by such Member to acquire or hold the Membership Interests constitutes the assets: of (i) an “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) which is subject to Title I of ERISA, (ii) a plan, individual retirement account or other arrangement which is subject to Section 4975 of the Code or any Similar Law (as defined below) or (iii) an entity which is deemed to hold the assets of any of the described in clauses (i) and (ii), pursuant to ERISA or applicable Similar Law. “Similar Law” means any federal, state, local, non-U.S. or other law or regulation that would cause the underlying assets of the Company to be treated as assets of the Member by virtue of its interest in the Company and thereby subject the Company (and/or other persons responsible for the investment and operation of the Company’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

9.2.3    Member Indemnity. Each Member agrees to indemnify, defend and hold harmless the Company, the other Member, each officer, director, agent and Affiliate of the Company and the other Member from and against any and all Liabilities arising out of or based upon any false representation or warranty made by such Member herein.

9.3    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof and thereof.

9.4    Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement.

9.5    Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed, or (b) sent by electronic mail or registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to the Company, to the Company at the address set forth in Section 1.3 hereof, or to such other address as the Company may from time to time specify by notice to the Members; if to a Member, to such Member at the address set forth in Exhibit A, or to such other address as such Member may from time to time specify by notice to the Company. Any such notice shall be deemed to be delivered, given and received for all purposes as of: (i) the date so delivered, if delivered personally, (ii) upon receipt, if sent by electronic email, or (iii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

9.6    Tax Matters.

9.6.1    Partnership Representative.

(a)    The MGP Member may act as or designate the initial “partnership representative” (within the meaning of Section 6223 of the Code as amended by the

Bipartisan Budget Act of 2015) to oversee or handle matters relating to the taxation of the Company (the “Partnership Representative”). The Partnership Representative shall perform his, her, or its duties under the direction and guidance of the Managing Member and shall be authorized and required to represent the Company (at the Company’s expense), subject to the restrictions set forth in this Section 9.6.1, in connection with all examinations of the Company’s affairs by tax authorities, including any resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Subject to Section 6.3.1(k), the Managing Member shall have the authority to remove and designate a replacement Partnership Representative. Each Member and former Member that held an Interest during the Reviewed Year (each, an “Interested Member”) agrees to reasonably cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings. The Partnership Representative shall keep the Interested Members reasonably informed of the initiation and progress of any examinations, audits or other proceedings. Subject to the approval of the Managing Member, the Partnership Representative shall (i) determine whether any partnership adjustment to each Interested Member shall be made through the application of the procedures established pursuant to Code Section 6225(c) or through an election and the furnishing of statements pursuant to Code Section 6226; (ii) determine whether to make the election “out” of subchapter C, chapter 63 of the Code under Section 6221(b) of the Code if such an election is available; and (iii) determine whether to make any other elections available under subchapter C, chapter 63 of the Code. The Partnership Representative shall timely designate an individual to serve as the sole individual through whom the Partnership Representative will act as required by Regulations Section 301.6223-1. The designated individual must agree in writing to be bound by the same obligations and restrictions imposed on the Partnership Representative under this Section 9.6.1 prior to and as condition of such designation. References herein to the Partnership Representative are deemed to include the designated individual.

(b)    The Company shall indemnify and reimburse the Partnership Representative for all losses suffered and all reasonable expenses (including reasonable legal and accounting fees) incurred by it in the performance of its duties and responsibilities as the Partnership Representative.

(c)    Tax audits, controversies and litigations shall be conducted under the direction of the Partnership Representative, provided that the Partnership Representative shall regularly meet and confer with the Managing Member, the MGP Member and the Sponsor Member concerning the prosecution and status of such tax audits, controversies and litigations. The Partnership Representative shall submit to the Managing Member, the MGP Member and the Sponsor Member, for their review and approval (such approval not to be unreasonably withheld, conditioned or delayed), any settlement or compromise offer with respect to any disputed item of income, gain, loss, deduction or credit of the Company and shall not enter into any such settlement or compromise offer until such approval (such approval not to be unreasonably withheld, conditioned or delayed) is received from the Managing Member, the MGP Member and the Sponsor Member. The Company may permit the Interested Members to participate in one of the procedures set forth in Section 6225(c)(2) of the Code. If so permitted, any number of Interested Members may participate, and no Interested Member shall be obligated to participate. Any economic benefit or burden associated with participating in such procedure will inure to the benefit of or be borne by each Interested Member participating in the procedure to the extent attributable to such Interested Member. For the avoidance of doubt, the Company shall not have the right to require any Interested Member to amend a tax return or participate in any alternative procedure pursuant to Section 6225(c)(2) of the Code nor prevent any Interested Member from doing so.

(d)    If a governmental authority makes a final determination (or the Company agrees to accept a non-final determination by the Internal Revenue Service) that adjusts the income, gain, loss, deduction, or credit of the Company (or any Interested Member’s distributive share thereof) and to the extent the “push out” election under Section 6226 of the Code is not available or made or one of the procedures set forth in Section 6225(c)(2) of the Code are not undertaken, the Interested Members shall bear the economic benefits and burdens of the adjustment (including any interest and penalties), and the cost of contesting any such adjustment, in the same manner (to the maximum extent possible) in which the economic benefits and burdens of the adjustment would have been borne had the Company elected “out” under Section 6221(b) of the Code for the Reviewed Year (whether or not the Company is eligible to elect out under Section 6221(b) of the Code). In determining the extent to which and the manner in which any Interested Member bears the economic benefits and burdens of an adjustment, the Managing Member shall consult with all Interested Members and thereafter use its reasonable efforts to modify the financial burden of any Company adjustment to each Interested Member holding an Interest during the Reviewed Year, by taking into account the Interested Member’s actions and status (including those described in Section 6225(c) of the Code). After consultation with the Interested Members, the Company shall divide any adjustment and/or Imputed Underpayment into such categories and shall determine the amounts in each category attributable to each Interested Member in the manner the Company reasonably determines best gives effect to the principles of this Section 9.6.1(d) (the amount of an Imputed Underpayment in any category attributable to an Interested Member, the Interested Member’s “BBA Share”).

(e)    The Managing Member may (1) require an Interested Member who is liable under Section 9.6.1(d) to pay its BBA Share to the Company within ten (10) days after the date on which the Company notifies the Interested Member (and in the manner required by the notice) and/or (2) reduce the Interested Member’s Capital Account or future distributions to the Interested Member under Article IV, such that the cumulative amount under clauses (1) and (2) equals the Interested Member’s BBA Share (plus the amount of any interest determined pursuant to the next sentence). Any amounts under clause (1) that are not paid within the time set forth in clause (1), and any amounts under clause (2), shall be increased to reflect interest calculated at a rate equal to 3% per annum, compounded as of the last day of each year (but not in excess of the highest rate per annum permitted by applicable law). The Company may make appropriate adjustments to an Interested Member’s Capital Account and may treat any payment described in clause (1) in any manner reasonably determined by the Managing Member, including as a Capital Contribution or distribution. Without duplication of amounts otherwise paid or reimbursed by it, each Interested Member shall, at the Company’s request, indemnify and hold harmless the Company for any liabilities of the Company for such Interested Member’s BBA Share.

(f)    The Partnership Representative shall receive no compensation for its services. All third-party costs and expenses reasonably incurred by the Partnership Representative in performing its duties as such (including legal and accounting fees) shall be paid by the Company. Nothing herein shall be construed to restrict the Company from engaging an accounting firm and a law firm to assist the Partnership Representative in discharging its duties hereunder, so long as the compensation paid by the Company for such services is reasonable. The provisions of this Section 9.6.1 shall survive (i) the termination of the Company, this Agreement, and the termination of any Interested Member’s Interest in the Company, and (ii) the transfer of all or a part of a Interested Member’s Interest in the Company. Each Interested Member agrees that as a condition to any transfer of an Interest as permitted under this Agreement, the transferor Interested Member continues to be bound by all of the provisions of this Section 9.6.1.

(g)    Each Interested Member agrees that such Interested Member shall not treat any Company item inconsistently on such Interested Member’s federal, state, foreign, or other income tax return with the treatment of the item on the Company’s return. Each Interested Member further agrees to cooperate in taking such actions as may be required to cause any election made by the Company to be effective and to provide the Partnership Representative with documentation of its compliance with the provisions of this Section 9.6.1.

(h)    The Interested Members waive any fiduciary duty of the Partnership Representative to any of them. For the avoidance of doubt, the foregoing waiver shall not limit any duties to the Company.

9.6.2    Tax Elections. Except as otherwise provided in Section 9.6.3, subject to Section 6.3.1(j), the Partnership Representative may make all elections for federal income and all other tax purposes in accordance with this Agreement.

9.6.3    Tax Elections. Prior to making any tax election other than a Required Tax Election or an election under subchapter C, chapter 63 of the Code (which shall be governed by Section 9.6.1) with respect to the Company or its Subsidiaries for federal, state or local tax purposes, the Partnership Representative and the Company shall permit the MGP Member and the Sponsor Member to review, provide comments on and discuss in advance, and shall consider in good faith any comments made by such Members in relation to, such election.

9.6.4    Intentionally Omitted.

9.6.5    Operating Tax Covenants. The Managing Member, the MGP Member, the Sponsor Member and the Company covenant the following:

(a)    For purposes of Regulations Section 1.752-2, 1.752-3 and 1.707-5(a)(2), the Company shall allocate liabilities of the Company amongst the properties of the Company and among the members of the Company in a manner consistent with applicable law as reasonably determined by the Managing Member; provided that the “excess nonrecourse liabilities” (as defined in Regulations Section 1.752-3(a)(3)) of the Company, if any, shall be allocated (i) first to the MGP Member in accordance with the “additional method” (as defined in Regulations Section 1.752-3(a)(3)) up to the maximum amount permitted by such method under applicable law but not in excess of the sum of the amount of built-in gain that is allocable to the MGP Member on Code Section 704(c) property (as defined under Regulations Section 1.704-3(a)(3)(ii)) or property with respect to which reverse Section 704(c) allocations are applicable (as described in Regulations Section 1.704-3(a)(6)(i)) and (ii) thereafter in accordance with

Regulations Section 1.752-3(a)(3), based on allocations of projected taxable income of the Company . In the event of a change in law or interpretation thereof, the Parties shall use reasonable efforts to apply such changed law or interpretation thereof in accordance with applicable law in the manner that minimizes the recognition of income or gain by the MGP Member as reasonably determined by the Managing Member, but, notwithstanding the foregoing, in no event shall the Company be required to modify the economic arrangements of the Members and the Company shall have no obligation or liability to the MGP Member to the extent that the Company’s inability to comply with the provisions of this Section 9.6.5(a) are attributable to such change in the tax laws or interpretation thereof. The Managing Member shall consult with MGM, the MGP Member and the Sponsor Member when conducting any computations and allocations pursuant to this Section 9.6.5(a) and shall consider in good faith all reasonable comments of MGM, the MGP Member and the Sponsor Member.

(b)    If the Company has in effect a Code Section 754 election and recognizes any Code Section 734(b) adjustment to the tax basis of any of the Properties (including all subsequent replacements pursuant to Section 1031, Section 1033, or any other nonrecognition provision of the Code) in any taxable year, the Company shall not file any income tax return reporting such Code Section 734(b) adjustment as giving rise to additional gain recognized under Code Section 731 to a Member in the same taxable year (i.e., because of a reduction in the liabilities allocated to the Member pursuant to Regulations Section 1.752-3); provided that, if the Sponsor Member is the Managing Member, the obligations of the Members and the Company under this Section 9.6.5(b) shall be conditioned on the Company’s receipt of written advice level from tax advisors reasonably satisfactory to the Sponsor Member with a conclusion at least at a “more likely than not” level that such position is consistent with applicable law.

(c)    The Company shall not make a Code Section 754 election; provided, however, such election may be made in the tax year in which a Member (including any of its Affiliates that hold an Interest, if applicable) has Transferred an Interest constituting at least 10% of the total Economic Interests in the Company in a taxable disposition to a Third Party.

(d)    For purposes of making Code Section 704(c) allocations with respect to a Property, the Company shall apply the “traditional method” pursuant to Regulations Section 1.704-3(b).

(e)    If the Company transfers any interest in a Property to a Subsidiary in a transaction treated as a Code Section 721 exchange, the transferee partnership shall make Code Section 704(c) allocations with respect to such interest in such Property in the same manner as the Company.

9.6.6    Tax Returns. Preparation of the tax returns and statements, if any, of the Company shall be the responsibility of the Managing Member. If the Managing Member engages a certified public accountant for the preparation and or review of any or all of the income tax returns, the expense shall be a Company Expense.

9.6.7    Member Information. In the event any Member makes any tax election that requires the Company to furnish information to such Member to enable such Member to compute its own tax liability, or requires the Company to file any tax return or report with any tax authority, in either case that would not be required in the absence of such election made by such Member, the Managing Member may, as a condition to furnishing such information or filing such return or report, require such Member to pay to the Company any incremental expenses incurred in connection therewith; provided no Member shall be required to pay to the Company for any incremental expenses incurred in connection with any information the Managing Member is required to provide to any Member under Section 6.7.3. Promptly upon request, each Member shall provide the Company with any information related to such Member necessary (A) to allow the Company to comply with any tax reporting, tax withholding or tax payment obligations of the Company or (B) to establish the Company’s legal entitlement to an exemption from, or reduction of, withholding or other taxes or similar payments, including U.S. federal withholding tax under Sections 1471 and 1472 of the Code.

9.6.8    Tax Protection Claims. If the Company receives (i) any claim that damages are due as a result of a Breach (as defined in the Tax Protection Agreement) or (ii) any notice of an actual, threatened or impending Company Tax Audit (as defined in the Tax Protection Agreement), the Managing Member shall promptly notify the Members of such claim or audit and provide the Members with such additional information as the Members reasonably request. The Managing Member shall keep the MGP Member and the Sponsor Member reasonably informed of the progress of any such claim or audit.

9.7    Governing Law. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of choice of law or conflicts of law. Notwithstanding the foregoing, the parties acknowledge and agree that this Agreement, the Company and the Members are also subject to the Nevada Gaming Control Act and the regulations promulgated thereunder.

9.8    Construction. The Members intend that this Agreement shall be construed as if all parties prepared this Agreement.

9.9    Captions – Pronouns. Any titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as appropriate.

9.10    Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the Members, their respective heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving a Membership Interest or Economic Interest, whether as Assignees, Substitute Members or otherwise.

9.11    Severability. In the event that any provision of this Agreement as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

9.12    Confidentiality.

9.12.1    Each Member agrees that the provisions of this Agreement, all understandings, agreements and other arrangements herein between and among the parties, and all other nonpublic information received from or otherwise relating to, the Company and the Company Assets shall be confidential, and shall not be disclosed or otherwise released to any other Person (other than another party hereto), without the written consent of the other Members. The obligations of the parties hereunder shall not apply: (a) so long as such Persons agree to maintain the confidential nature thereof, to the MGP Member’s, or the Sponsor Member’s, as applicable, actual or prospective (i) financing sources, (ii) purchasers or assignees, (iii) partners and (iv) investors; (b) to legal counsel, accountants and other professional advisors to the MGP Member or the Sponsor Member, as applicable, so long as such Persons agree to maintain the confidential nature thereof; (c) to any disclosure pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, to the extent necessary in support of motions, filings, or other proceedings in court as required to be undertaken pursuant to this Agreement, or otherwise as required by applicable law; provided that any party is given a reasonable opportunity to obtain a protective order in connection with such disclosure; (d) in connection with reporting requirements in filings with the Securities and Exchange Commission by the MGP Member and its Affiliates, or the Sponsor Member and its Affiliates, as applicable, which filings may include publication of the MGP Member’s or its Affiliates’, or the Sponsor Member’s or its Affiliates’, as applicable, audited financial statements; and (e) to disclosures in compliance with any filing requirements, regulations or other requirements of, or upon the request or demand of, any stock exchange (or other similar entity) on which the MGP Member’s, or the Sponsor Member’s (or their direct or indirect Affiliates’) shares (or other equity interests) are listed, or of any other governmental authority having jurisdiction over the MGP Member or the Sponsor Member. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 9.12.1 shall survive: (x) a Member’s ceasing to be a member of the Company for any reason; and (y) the dissolution and/or termination of the Company.

9.13    Interpretation. All references herein to Articles, Sections, subparagraphs, Exhibits and addenda shall be deemed to be references to Articles, Sections and subparagraphs of, and Exhibits and addenda to, this Agreement unless the context shall otherwise require. All Exhibits and addenda attached hereto shall be deemed incorporated herein as if set forth in full herein. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The words “date hereof” shall refer to the Effective Date. All accounting terms not defined in this Agreement shall have the meanings determined by United States generally accepted accounting principles as in effect from time to time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

9.14    No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or be enforceable by any creditor of the Company or by any creditor of any Member except as expressly provided in Section 3.3 with respect to an Affiliate of a Member that is a Lending Member. This Agreement is not intended to confer any rights or remedies hereunder upon, and shall not be enforceable by, any Person other than the parties hereto and (a) with respect to Section 6.8 or Section 9.2, each Indemnitee and each other indemnified Person addressed therein, and (b) with respect to Section 3.3, any Affiliate of a Member that is a Lending Member.

9.15    No Right of Setoff. No Member will assert (or will permit its Affiliates to assert) any right of setoff against any other Member or such other Member’s Affiliates for any normal trade activity except to the extent otherwise specifically permitted herein.

9.16    Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means (including in “PDF” format) shall be effective as delivery of a manually executed counterpart of this Agreement.

9.17    Submission to Jurisdiction. Each Member hereby irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware) or, in the case of claims to which the federal courts have jurisdiction, the United States District Court for the District of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each Member further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each Member hereby irrevocably and unconditionally waives trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have jurisdiction, the United States District Court for the District of Delaware), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party’s obligation under this Section 9.17 will survive the termination of this Agreement.

9.18    Attorney’s Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or to resolve any dispute under this Agreement, the losing party shall pay the attorney’s fees, costs and necessary disbursements of the prevailing party in addition to any other relief to which such prevailing party may be entitled.

9.19    Injunctive Relief and Enforcement. In the event of a breach by a Member of the terms of this Agreement, the Company or the other Members shall be entitled to institute, in accordance with this Section 9.19, legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by such Member and to enjoin such Member from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Each Member acknowledges that money damages for any breach by such Member of the provisions of this Agreement would not be a sufficient remedy for any breach of this Agreement by such Member and that in addition to all other remedies the Company and the non-breaching Members shall be entitled to seek specific performance and injunctive or other equitable relief for any such breach.

9.20    Intentionally Omitted.

9.21     Force Majeure. The parties to this Agreement shall be excused from performance of their obligations (other than any obligation to pay money under this Agreement) where they are prevented from so performing by revolutions, terrorism or similar disorders, wars, acts of enemies, strikes, fires, floods, acts of God, or, without limiting the foregoing, by any cause not within the control of the party whose performance is interfered with, and which, by the exercise of reasonable diligence, the party is unable to prevent. All parties shall perform such parts or aspects of their obligations as are not interfered with by these causes.

9.22    Limitation on Creditors’ Interests. No creditor who makes a non-recourse loan to the Company shall have or acquire at any time, as a result of making such loan, any direct or indirect interest in the profits, capital, or property of the Company, other than as a secured creditor.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of Effective Date set forth above.

MGP ENTITY: MGP JV INVESTCO 1 LLC

By:	/s/ Andy Chien
Name:	Andy Chien
Title:	Authorized Representative

SPONSOR ENTITY: BCORE WINDMILL PARENT LLC

By:	/s/ Qahir Madhany
Name:	Qahir Madhany
Title:	Managing Director and Vice President